EXHIBIT 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

PROQUEST INFORMATION AND LEARNING COMPANY

(as “Seller”)

and

NATIONAL ARCHIVE PUBLISHING COMPANY

(as “Buyer”)

Dated October 28, 2005

EXECUTION COPY

1

EXECUTION COPY

2

EXECUTION COPY

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ASSET PURCHASE AGREEMENT dated as of October 28, 2005 (This “Agreement”), between PROQUEST INFORMATION AND LEARNING COMPANY, a corporation organized under the laws of the state of Delaware (“Seller”), and NATIONAL ARCHIVE PUBLISHING COMPANY, a corporation organized under the laws of the state of Michigan (“Buyer”).

INTRODUCTION

A. Seller is engaged, among other businesses, in the business of manufacturing and selling microform versions of periodicals, newspapers, collections and dissertations and creating digital versions of the same from earlier print or microform versions.

B. Seller wishes to sell and Buyer wishes to purchase the line of business comprised of manufacturing and selling microform versions of Periodicals (the “Periodicals Microform Business”), including the tangible and intangible assets related exclusively thereto identified herein.

C. Seller also wishes to sell and Buyer wishes to purchase substantially all of the manufacturing assets (the “Production Assets”) for the microforming (master and duplication), scanning (paper to digital and film to digital) and Digitization of ProQuest Retained Microform Products, subject to the execution of an agreement (the “Manufacturing Agreement”) by Buyer and Seller whereby Buyer will manufacture such ProQuest Retained Microform Products and digital versions for Seller together with certain other Services to the extent provided therein.

D. Seller is also engaged in the business of producing paper and electronic instructor-selected supplementary classroom materials (“Coursepacks”) and printed custom textbooks, including authors’ original works for the post-secondary education market (the “XanEdu Business”). Seller wishes to sell and Buyer wishes to purchase the XanEdu Business.

E. The Periodicals Microform Business, the XanEdu Business and the content manufacturing business related to the Production Assets are collectively referred to herein as the “Acquired Businesses”.

F. Without limitation, Seller is retaining the following (collectively, the “Retained Business”):

(i) all rights to create and/or render (including reproduction and distribution) a Periodical in a digital or other electronic format which is not (other than for storage) the creation of a physical medium; and

(ii) all right, title and interest in and to the ProQuest Retained Microform Products, including, without limitation, all Electronic Rights and rights to the physical medium thereof.

G. Seller is also selling and Buyer is acquiring the 180,000 square foot manufacturing and office building and the land situated at 300 Zeeb Road, Ann Arbor, Michigan (the “Facility”).

H. The parties desire to consummate the foregoing transactions upon the terms and subject to the conditions of this Agreement.

I. Capitalized terms used but not defined elsewhere in this Agreement are defined in Section 11.06.

In consideration of the premises and the mutual covenants and agreements contained herein, Seller and Buyer hereby agree as follows:

ARTICLE I

TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES AND PURCHASE PRICE

Section 1.01     Transfer of Property and Assets. As of the Effective Time, Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby purchases, acquires and accepts from Seller, all of Seller’s right, title and interest in and to the following assets, free and clear of all Liens (other than Permitted Liens and Real Estate Encumbrances), but excluding the Excluded Assets (collectively, the “Transferred Assets”):

(i) the Facility, as more particularly described in Schedule 1.01(i) hereto (the “Real Property”), including all of Seller’s rights, title and interest in and to all buildings, fixtures, appurtenances, improvements, easements, privileges, rights-of-way, mineral rights, air rights, permits, site plan approvals or development rights, all engineering or soil studies, reports or surveys, all utilities and agreements and the maximum number of divisions permitted under the Michigan Land Division Act to the extent applicable to the Facility and to the extent transferable;

(ii) all machinery and equipment used exclusively in the Acquired Businesses, including, without limitation, those assets listed on Schedule 1.01(ii) hereto (the “Tangible Assets”);

(iii) subject to Seller’s exclusive Electronic Rights thereto and the Periodicals Access Agreement, the microform product masters (or copies thereof) of Periodicals produced by Seller prior to the Closing;

(iv) subject to the provisions of the Lease, the microform vaults at the Facility (the “Vault”);

(v) all inventory and supplies, including paper, photographs, film, printing negatives, production artwork, illustrations, printing plates, promotional materials, packaging materials, sales solicitation materials, direct mail materials, labels, stationery and other production materials, located at the Facility to the extent utilized exclusively in the Acquired Businesses or the production of Microform Products (the “Inventory”);

(vi) subject to Section 1.03, all rights under those contracts, agreements, subscriptions, commitments, binding arrangements, leases of real and personal property, subleases, content licenses and purchase orders (collectively, the “Contracts”), in each case, to the extent applicable exclusively to the Acquired Businesses and otherwise to the extent separable set forth on Schedule 3.07(a) and any other Contracts that would have been listed on Schedule 3.07(a) but for the dollar thresholds set forth therein (collectively, the “Transferred Contracts”);

(vii) to the extent separable from the records of the Seller by commercially reasonable efforts, the following books, records, files and papers, whether in hard copy or computer format, in Seller’s possession, to the extent related to the conduct of the Acquired Businesses: sales records, books of account, files, invoices, inventory records, accounting records, advertising materials, subscriber, controlled circulation, advertising, supplier and customer lists (together with the right to use the names and addresses contained on such lists), whether past, current or prospective, cost and pricing information, business plans, and all research materials (the “Books and Records”),

(viii) to the extent transfer is permitted under applicable Law or regulation and subject to Section 1.03, the permits, approvals, franchises, licenses or other authorizations granted by any Governmental Entity that are used or held exclusively for use in the conduct of the Acquired Businesses, the occupancy of the Facility or the use of the Transferred Assets at the Facility (the “Permits”);

(ix) the Intellectual Property limited to (A) those registered trademarks and trade names, and internet domain names for the XanEdu Business, as listed on Schedule 1.01(ix), (B) the trademarks and registered copyrights identified on Schedule 1.01(ix), together with any unregistered copyrights, (C) the ColdSeal software, (D) the XanEdu Integration Program (“XIP”) software (to the extent such software was developed and is owned by Seller and which may constitute improvements to third-party software), (E) the XanEdu website, (F) the XanEdu related content database and related rights database (to the extent assignable as of the Closing or with consent thereafter) and (G) pursuant to the Software License Agreement, a license to (1) the software related to the Business Systems Replacement software (to the extent such software was developed and is owned by Seller and which may constitute customizations, modifications, and configurations to third-party software), (2) any and all other customizations, modifications, and configurations made and developed by Seller to third-party software applications that are not being transferred but are separately licensed by Buyer, to the extent Seller has the right to license such customizations, modifications and configurations to Buyer, and (3) all know-how, methods and processes used or held for use in the conduct of the Acquired Businesses or the use of the Production Assets (together, the “Transferred Intellectual Property”);

(x) the rights to market, sell, publish and distribute the Microform Products of the Periodicals Microform Business;

(xi) accounts, notes and other receivables as of the Effective Time to the extent related to the Acquired Businesses;

(xii) all security deposits, advance payments and pre-paid expenses, in each case to the extent related to the Acquired Businesses and attributed to periods after the Closing Date (except as provided in Section 1.02(vi));

(xiii) all claims, demands, actions, suits and causes of action, whether class, individual or otherwise in nature, in law or in equity (collectively, “Claims”) to the extent relating to any Transferred Asset, any Assumed Liability or the Acquired Businesses; and

(xiv) all goodwill of the Acquired Businesses and including the value of good customer relations and the right to represent oneself as a successor to the Acquired Businesses as limited by the Trademark License Agreement.

Section 1.02     Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, transfer, assignment and delivery to Buyer hereunder, any and all assets or properties not specifically included in Section 1.01 (collectively, the “Excluded Assets”). Without limitation, those assets of Seller set forth below are explicitly excluded:

(i) cash, cash equivalents, investments, securities and bank and other depository accounts;

(ii) books and records, licenses and permits or goodwill to the extent related to the Excluded Assets, the Retained Business or the Retained Liabilities and all personnel and employment records;

(iii) any assets related to any employee benefit plan in which any Business Employees participate;

(iv) except for the Transferred Intellectual Property and the grant of rights under the Trademark License Agreement and the Software License Agreement, all Intellectual Property, including, (A) the name and mark “UMI,” any variations and derivations thereof, and any other logos or trademarks of Seller, alone or with any other name or mark, (B) the software related to the Business Systems Replacement software (to the extent such software was developed or owned by Seller and which may constitute improvements to third-party software), (C) any and all customizations, modifications, and configurations made and developed by Seller to third-party software applications that are not being transferred but are separately licensed by Buyer, and (D) all know-how, methods and processes used or held for use in the conduct of the Acquired Businesses or the use of the Production Assets;

(v) all ProQuest Retained Microform Products and all rights to the Retained Business, including all Electronic Rights held by Seller for all microform associated with the transferred Periodicals Microform Business;

(vi) all prepaid expenses for software maintenance and licensing fees;

(vii) all tangible and intangible property comprising the data center and network infrastructure of Seller, whether or not such items would otherwise be considered fixtures of the Facility, including the assets listed on Schedule 1.02(vii), but excluding the assets listed on Schedule 1.01(ii);

(viii) all rights to Contracts which are not Transferred Contracts;

(ix) any refunds, claims for refunds or rights to receive refunds from any Taxing Authority with respect to Taxes paid or to be paid by Seller or any of its Affiliates relating to periods or portions thereof ending on or prior to the Closing Date;

(x) any records (including accounting records) related to Taxes paid or payable by Seller or any of its Affiliates and all financial and Tax records relating to the Acquired Businesses; provided that Buyer shall be entitled to copies of any such records (other than records related to income Taxes) that it may reasonably request;

(xi) Seller’s corporate charter documents, minute books, stockholder records, stock transfer records, similar corporate records and corporate seal;

(xii) such records as relate to the negotiation and consummation of the transactions provided for in this Agreement and all records prepared in connection with the sale of the Acquired Businesses;

(xiii) all insurance policies relating to the Transferred Assets, any refunds paid or payable in connection with the cancellation or discontinuance of any such insurance policies, and any claims made under any such insurance policies;

(xiv) Claims arising under insurance policies or based on pending, or threatened litigation, including all rights to indemnification for expenses and attorney’s fees in connection therewith, and all rights to assert Claims that Seller ever had, now have or in the future may have, whether known or unknown, relating in any way to the purchase or procurement of any goods, services or products (in each case, other than any Inventory) by, or on behalf of, the Acquired Businesses, in either case, at any time up until the Closing, along with any and all recoveries by settlement, judgment or otherwise in connection with any such Claims;

(xv) Seller’s rights under this Agreement and any other agreements contemplated hereby and any other agreements, certificates and instruments delivered in connection with this Agreement, and

(xvi) all assets on Schedule 1.02(xvi).

Section 1.03     Consents to Certain Assignments.

(a) This Agreement shall not constitute an assignment of any applicable Transferred Asset if a third party consent is required to transfer such asset until such consent is so obtained. During the period between the Closing Date and June 30, 2006, each of the parties will continue to use its commercially reasonable efforts to obtain the consent of all third parties to the sale, transfer and assignment to Buyer of all Transferred Assets hereunder to the extent required, including under any Transferred Contract as set forth in Schedule 3.07 or, to the extent required and reasonably requested by Buyer, any other Transferred Contract or Permit. Each of the parties shall pay its own expenses incurred in connection with obtaining any such third party consents.

(b) Once any such consent is received, the Seller shall promptly fully transfer and deliver such Transferred Asset to Buyer, in a form substantially similar to the assignment and assumption agreements delivered to Buyer at Closing; provided that with respect to any non-material Transferred Asset for which consent of a third party has not been obtained, Buyer shall accept the assignment of such Transferred Asset at the Closing. If any such consent of a third party to the sale, transfer and assignment to Buyer of all Transferred Assets hereunder, to the extent required

(c) The parties agree that, subject to Section 1.03(a), the parties shall cooperate with each other in any lawful and commercially reasonable arrangement reasonably proposed by the parties under which Buyer shall obtain (without infringing upon the legal rights of any third party) the economic claims, rights and benefits under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement (including naming Buyer as an exclusive sales agent for the then-current term of the contract, without extensions, at a commission calculated to keep Buyer whole, sub-contracting, sub-licensing or sub-leasing to Buyer). The parties shall not be required to pay any consideration to any third party in order to obtain the consent of such third party (including, without limitation, any third-party license fee).

(d) Under the same terms and conditions as set forth in Sections 1.03(a) and 1.03(b) above, Seller may seek consent to a partial assignment of a Transferred Contract if the rights under such Transferred Contract pertains to both the Acquired Businesses and the Retained Business.

Section 1.04    Assumption of Liabilities.

(a) As of the Effective Time, Buyer shall assume and thereafter pay, perform and discharge when due and payable only the following Liabilities (collectively, but excluding any Retained Liabilities, the “Assumed Liabilities”):

(i) Liabilities of Seller under the Transferred Contracts and Permits, except, (x) as provided in Section 1.04(b)(iv), (y) any Liability arising out of or relating to a breach that occurred prior to the Closing or (z) any breach of any representation, warranty or covenant of Seller under this Agreement;

(ii) all Liabilities for trade accounts payable, accrued expenses, accrued royalties, deferred revenue incurred by the Seller with respect to the

Transferred Assets reflected on the Interim Statements or the Working Capital Statement and without duplication of the foregoing, all Liabilities of the Periodicals Microform Business reflected in the Deferred Liability Adjustment calculation pursuant to Section 2.05 and of the Acquired Businesses reflected in the Working Capital calculation pursuant to Section 2.04;

(iii) all Liabilities assumed by Buyer pursuant to Article VI hereof;

(iv) all Liabilities arising out of the Acquired Businesses after the Closing Date, including all Liabilities in connection with the production or sale of products that are shipped or otherwise released after the Closing Date, including any subsequent copies or versions thereof;

(v) except as provided in Section 1.04(b)(v), all past, present and future Liabilities and obligations under Environmental Laws relating to the Real Property and the Acquired Business, whether arising out of or in connection with the use of the Real Property or the operation of the Business before or after the Closing Date.

(vi) all other current Liabilities reflected on the Interim Statements or the Working Capital Statement arising out of the Acquired Businesses.

(b) Notwithstanding the foregoing or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and shall not assume, nor be obligated to pay, perform or discharge, any other Liabilities and whether due or to become due, of Seller. All such other Liabilities shall be retained by and remain Liabilities of Seller (all such Liabilities not being assumed by Buyer being herein referred to as the “Retained Liabilities”). Notwithstanding any provision in the Agreement or any other writing to the contrary, Retained Liabilities shall include:

(i) all Taxes imposed upon Seller for the period on or prior to the Closing Date;

(ii) except as provided in Section 1.04(a)(iii) or Article VI, all Liabilities of Seller for the Business Employees;

(iii) all Liabilities in connection with the production or sale of any products that are shipped or otherwise released on or prior to the Closing Date, but not including any versions or copies thereof shipped or otherwise released after the Closing Date;

(iv) all Liabilities in connection with any guarantee existing as of the date hereof against the unearned royalties in a partially transferred content license which pertains to both the Acquired Businesses and the Retained Business, or as set forth on Schedule 1.04(b)(iv);

(v) all past, present and future Liabilities and obligations arising under Environmental Laws arising out of or resulting from Seller’s discharge, release,

emission or disposal of Hazardous Substances on, into, upon or from the Real Property in connection with its operation of the Acquired Business or use of the Real Property prior to the Closing Date;

(vi) all Liabilities of Seller to the extent relating to or arising out of the Excluded Assets or not constituting an Assumed Liability.

Section 1.05    Purchase Price.

(a) The purchase price for the Transferred Assets (excluding the Facility) is $21,000,000 (the “Purchase Price”), subject to adjustment in accordance with Section 2.06. Buyer hereby delivers to Seller (i) in cash $19,000,000 plus or minus (x) the Estimated Working Capital Adjustment (pursuant to Section 2.04(b)) and plus or minus (y) the Estimated Deferred Liability Adjustment (pursuant to Section 2.05(b)) (such amount being the “Closing Date Payment”) and (ii) a secured subordinated promissory note in the form of Exhibit A attached hereto in the amount of $2,000,000 which will bear interest at the rate of nine percent (9%) per annum, shall be paid in four (4) annual installments of principal in the amount of $500,000 each, plus accrued interest, to be paid on December 31 of each year beginning on December 31, 2006, with the entire balance due on December 31, 2009 (the “Promissory Note”).

(b) The purchase price for the Facility is $9,000,000 (the “Facility Purchase Price”). Buyer hereby delivers the Facility Purchase Price in cash to Seller.

ARTICLE II

CLOSING AND POST-CLOSING PURCHASE PRICE ADJUSTMENT

Section 2.01    Closing. The closing of the transactions contemplated hereby (the “Closing”) shall occur concurrently with the execution of this Agreement at the offices of Dykema Gossett PLLC, Ann Arbor, Michigan, as of the date of this Agreement (the “Closing Date”). The Closing shall be deemed to be effective as of the 12:01 a.m. on October 28, 2005 (the “Effective Time”).

Section 2.02    Deliveries by Seller. Seller hereby delivers or causes to be delivered to Buyer (i) duly executed bills of sale, assignments, including separate assignments related to Transferred Intellectual Property, a covenant deed to the Real Property, assignment and assumption of leases, estoppel affidavits, affidavits or other documents required for issuance of an owner’s title policy without standard exceptions, and other instruments of transfer relating to the Transferred Assets (it being understood that the bills of sale, assignments, instruments of transfer and agreements referred to in clause (i) shall not require Seller to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement), (ii) a duly executed counterpart of a Transitional Services Agreement in the form of Exhibit B hereto (the “Transitional Services Agreement”), (iii) a duly executed counterpart of the Manufacturing Agreement in the form of Exhibit C hereto, (iv) a duly executed counterpart of a Trademark License Agreement in the form of Exhibit D hereto (the “Trademark License Agreement”), (v) a duly executed counterpart of a Software License Agreement in the form of Exhibit E hereto (the “Software License Agreement”), (vi) a duly executed counterpart of a

Periodicals Access Agreement in the form of Exhibit F hereto (the “Periodical License Agreement”), (vii) a duly executed counterpart of the Lease Agreement in the form of Exhibit G hereto (the “Lease”), (viii) a duly executed certificate in the form specified in Treas. Reg. Section 1.1445-2 (b)(2)(iii) (FIRPTA), (ix) a duly executed counterpart of each of the subleases for Seller’s facilities at Copley and Louisville in the form of Exhibits H and I, respectively (collectively, the “Subleases”), (x) a duly executed counterpart for the sublease of the warehouse in the form of Exhibit J, (the “Warehouse Sublease”), (xi) a duly executed counterpart of the lease agreement for Seller’s facility at Wooster in the form of Exhibit K (the “Wooster Lease”), (xii) a UCC financing statement evidencing the security interest of Seller in the assets of Buyer to secure the promissory note, (xiii) an opinion of legal counsel to the Seller and (xiv) a duly executed counterpart of the subordination agreement in the form acceptable to Seller, Buyer and Buyer’s lenders (the “Subordination Agreement”).

Section 2.03    Deliveries by Buyer. Buyer hereby delivers to Seller and/or the Title Company, as applicable, (i) payment by wire transfer of immediately available funds to one or more accounts designated in writing by Seller of the Facility Purchase Price and Closing Date Payment, (ii) the Promissory Note, (iii) duly executed counterparts to the deed, bills of sale, assignments and other instruments of transfer referred to in Section 2.02, and duly executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed Liabilities, (iv) a duly executed counterpart of the Transitional Services Agreement, (v) a duly executed counterpart of the Manufacturing Agreement, (v) a duly executed counterpart of the Trademark License Agreement, (vi) a duly executed counterpart of the Software License Agreement, (vii) a duly executed counterpart of the Periodicals Access Agreement, (viii) a duly executed counterpart of the Lease, (ix) a duly executed counterpart of each of the Subleases, (x) a duly executed counterpart of the Warehouse Sublease, (xi) a duly executed counterpart of the Wooster Lease and (xii) a duly executed counterpart of the Subordination Agreement.

Section 2.04    Working Capital Purchase Price Adjustment.

(a) Working Capital. The term “Working Capital” means Current Assets minus Current Liabilities of the Acquired Businesses. The term “Current Assets” means the total current assets, including accounts receivable, net of allowances, inventory, net of allowances, and prepaid expenses and other current assets, constituting Transferred Assets of the Acquired Businesses and the term “Current Liabilities” means the total current liabilities, including accounts payable and other accrued expenses, deferred revenue, advanced payment periodicals (BSA advance payments) and computer leases constituting Assumed Liabilities of the Acquired Businesses. Current Assets and Current Liabilities relating to Taxes (other than accrued sales tax payable) and the Incentive Plans shall not be taken into account in determining Working Capital. To the extent pro rations pursuant to Section 8.03 are not calculated and paid at Closing, such pro rations shall be taken into account in the calculation of Working Capital. The “Target Working Capital of the Acquired Businesses” is $(11,124,617), calculated as set forth on Schedule 2.04.

(b) Estimated Working Capital. Prior to the date of this Agreement, the Seller has provided the Buyer written notice of the Estimated Working Capital of the Acquired Businesses as of the Effective Time. The “Estimated Working Capital of the Acquired Businesses” has been calculated in accordance with the calculation of the Target Working

Capital of the Acquired Businesses. The “Estimated Working Capital Adjustment” shall mean the amount by which the Estimated Working Capital is more or less than Target Working Capital of the Acquired Businesses. The Estimated Working Capital Adjustment is $1,500,000.

(c) Working Capital Statement. Not later than 45 days after the Closing Date, Buyer shall deliver to Seller a statement (as it may finally be adjusted pursuant to this Section 2.04, the “Working Capital Statement”) setting forth the Working Capital of the Acquired Businesses as of the Effective Time (the “Closing Working Capital of the Acquired Businesses”) determined in accordance with Schedule 2.04. After the Closing Date, at Seller’s request, Buyer shall cause Buyer’s employees to assist Seller and its representatives in their review of the Working Capital Statement and determination of Closing Working Capital of the Acquired Businesses and shall provide to Seller and its representatives any information reasonably requested and access at all reasonable times to the personnel, properties, books and records of the Acquired Businesses for such purpose. After the Closing Date, at Buyer’s request, Seller shall cause Seller’s employees to assist Buyer and its representatives in their preparation of the Working Capital Statement and determination of the Closing Working Capital of the Acquired Businesses and shall provide to Buyer and its representatives any information reasonably requested and access at all reasonable times to the personnel, properties, books and records of Seller related to the Acquired Businesses for such purpose.

(d) Objections, Resolution of Disputes. Unless Seller notifies Buyer in writing within 30 days after Buyer’s delivery of the Working Capital Statement of any objection to the computation of the Closing Working Capital of the Acquired Businesses set forth therein (a “Notice of Objection”), the Working Capital Statement delivered pursuant to Section 2.04(c) shall be final and binding. During such 30-day period, Seller and its representatives shall be permitted to review the work papers of Buyer relating to the Working Capital Statement. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein and shall include only objections based on (i) mathematical errors in the computation of the Closing Working Capital of the Acquired Businesses or (ii) the Closing Working Capital of the Acquired Businesses not having been calculated in a manner consistent with the Target Working Capital of the Acquired Businesses. If Seller provides such Notice of Objection to Buyer within such 30-day period, Buyer and Seller shall, during the 30-day period following Seller’s delivery of such Notice of Objection to Buyer, attempt in good faith to resolve Seller’s objections, including those raised in any other Notice of Objection provided by Seller during such following 30-day period. During such following 30-day period, Buyer and its representatives shall be permitted to review the work papers of Seller and Seller’s accountants relating to any Notice of Objection and the basis therefor. Any components or calculations making up the Closing Working Capital of the Acquired Businesses not objected to in a Notice of Objection shall be final and binding on the parties. If Buyer and Seller are unable to resolve all such objections within such period, the matters remaining in dispute shall be submitted to PricewaterhouseCoopers or its successor in interest (or, if such firm declines to act, to another nationally recognized public accounting firm mutually agreed upon by Buyer and Seller and, if Buyer and Seller are unable so to agree within 10 days after the end of such 30-day period, then Buyer and Seller shall each select such a firm and such firms shall jointly select a third nationally recognized public accounting firm to resolve the disputed matters) (such agreed or selected firm being the “Independent Auditor”). The parties shall instruct the Independent Auditor to render its decision within 60 days of its selection. The resolution of disputed items by the Independent Auditor shall be final and binding, and the determination of the Independent Auditor shall constitute an arbitral award that is final, binding and unappealable and upon which a Judgment may be entered by a court having jurisdiction thereover. The fees and expenses of the Independent Auditor shall be borne equally by Buyer and Seller. The final determination of the Closing Working Capital of the Acquired Businesses shall be final and binding on the parties.

Section 2.05    Deferred Liability Adjustment.

(a) Deferred Liability Adjustment. The term “Deferred Liability Adjustment” means an amount calculated as follows: the sum of

(A) accounts receivable of the Periodicals Microform Business as of the Effective Time minus

(B) the Deferred Revenue Liability Balance of the Periodicals Microform Business as of the Effective Time, minus

(C) advanced payment periodicals (BSA advance payments) as of the Effective Time and minus

(D) accounts payable for royalties of the Periodicals Microform Business as of the Effective Time

multiplied by 57.5%. The calculation of the Deferred Liability Adjustment as of September 30, 2005 is set forth on Schedule 2.05.

(b) Estimated Deferred Liability Adjustment. Prior to the date of this Agreement, Seller has provided Buyer written notice of the Estimated Deferred Liability Adjustment as of the Effective Time. The “Estimated Deferred Liability Adjustment” shall mean an estimate of the Deferred Liability Adjustment calculated by Seller. The Estimated Deferred Liability Adjustment is $(5,500,000).

(c) Deferred Liability Adjustment. Not later than 45 days after the Closing Date, Buyer shall deliver to Seller a statement (as it may finally be adjusted pursuant to this Section 2.05, the “Deferred Liability Adjustment Statement”) setting forth the Deferred Liability Adjustment as of the Effective Time determined in accordance with Schedule 2.05. After the Closing Date, at Seller’s request, Buyer shall cause Buyer’s employees to assist Seller and its representatives in their review of the Deferred Liability Statement and determination of the Deferred Liability Adjustment and shall provide to Seller and its representatives any information reasonably requested and access at all reasonable times to the personnel, properties, books and records of the Periodicals Microform Business for such purpose. After the Closing Date, at Buyer’s request, Seller shall cause Seller’s employees to assist Buyer and its representatives in their preparation of the Deferred Liability Adjustment Statement and determination of the Deferred Liability Adjustment and shall provide to Buyer and its representatives any information reasonably requested and access at all reasonable times to the personnel, properties, books and records of Seller related to the Periodicals Microform Business for such purpose.

(d) Objections, Resolution of Disputes. Unless Seller notifies Buyer in writing within 30 days after Buyer’s delivery of the Deferred Liability Adjustment Statement of any objection to the computation of the Deferred Liability Adjustment set forth therein (a “Notice of Objection”), the Deferred Liability Adjustment Statement delivered pursuant to Section 2.05(c) shall be final and binding. During such 30-day period, Seller and their representatives shall be permitted to review the work papers of Buyer relating to the Deferred Liability Adjustment Statement. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein and shall include only objections based on mathematical errors in the computation of the Deferred Liability Adjustment Amount. Any Notice of Objection shall be resolved in accordance with the procedures regarding the resolution of Closing Working Capital in Section 2.04(d).

Section 2.06    Closing Payment Adjustment. The Purchase Price shall be either increased or decreased, as the case may be, by (x) the amount by which Closing Working Capital, as finally determined, exceeds or is less than the Estimated Working Capital plus (y) the amount by which the Deferred Liability Adjustment, as finally determined, exceeds or is less than the Estimated Deferred Liability Adjustment (the Purchase Price as so increased or decreased being hereinafter called the “Adjusted Purchase Price”). Within three Business Days after the Closing Working Capital has been finally determined in accordance with Section 2.04(d) and the Deferred Liability Adjustment has been finally determined in accordance with Section 2.05(d), (i) if the Closing Date Payment exceeds the Adjusted Purchase Price, Seller shall pay the excess to Buyer in cash, and (ii) if the Closing Date Payment is less than the Adjusted Purchase Price, Buyer shall pay to Seller such shortfall in cash. Any such payment hereunder shall be made by wire transfer of immediately available funds to an account designated in writing by Buyer or Seller, as the case may be, together with interest in the amount of such payment at the prime rate as published by the Wall Street Journal on the Closing Date calculated from the Closing Date to the date of payment. The Closing Date Payment, as it may be so increased or decreased, together with the Facility Purchase Price and the Promissory Note, are referred to herein as the “Final Purchase Price”.

Section 2.07    Post-Closing Books and Records. No changes made by Buyer after the Closing with respect to the accounting books and records of the Acquired Businesses shall affect the calculation of the Closing Working Capital or the Deferred Liability Adjustment. Without limiting the generality of the foregoing, no changes shall be made in any reserve or other account existing as of the date of the Interim Statements except as a result of events occurring after the date thereof and, in such event, only in a manner consistent with the past practices of the Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 3.01     Organization. Seller is a Delaware corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enable it to own, lease or otherwise hold the Transferred Assets owned, leased or held by it, and to conduct the Acquired Businesses as currently conducted by it.

Section 3.02     Authorization. Seller has the requisite corporate power and authority to execute and deliver this Agreement, the other Transaction Agreements and all other agreements, certificates and documents hereby executed and delivered by Seller and to consummate the transactions contemplated hereby and thereby. Seller has taken all corporate action required by applicable Law, its certificate of incorporation and by-laws to authorize the execution and delivery of this Agreement, the other Transaction Agreements to which Seller is a party and all other agreements, certificates and documents executed and delivered by Seller and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (whether considered in a proceeding in equity or at law). The other Transaction Agreements and all other agreements hereby executed and delivered by Seller have been duly and validly executed by Seller and are legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 3.03     No Conflicts or Violations; No Consents or Approvals Required.

(a) Except as set forth on Schedule 3.03(a), neither the execution and delivery of this Agreement nor any other Transaction Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Seller, (ii) conflict with or violate in any respect material to the Acquired Businesses or the Transferred Assets, any Law applicable to Seller, the Acquired Businesses or any of the Transferred Assets, or (iii) result in the creation or imposition of any mortgage, pledge, lien, security interest, or other similar encumbrance (collectively, “Liens”) on any material Transferred Assets other than Permitted Liens or Liens caused by Buyer.

(b) No consent, approval or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, other than (A) as listed on Schedule 3.03(b), or (B) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement and the agreements contemplated hereby.

Section 3.04     Financial Statements.

(a) Schedule 3.04(a) contains copies of the following financial statements (collectively, the “Seller Statements”): (i) the unaudited balance sheets and related statements of income of Seller for the fiscal year ended January 2, 2005 and (ii) the unaudited balance sheet and related statements of income and cash flows of Seller as of and for the nine month period ended October 2, 2005. The Seller Statements are in accordance with the books and records of Seller, and such books and records of Seller are true and complete. Each of the balance sheets included in the Seller Statements fairly presents the financial position of Seller as of its date, and each of the related statements of income and cash flows included within the Seller Statements fairly presents the results of operations and cash flows of each of the Acquired Businesses as an integral part of Seller as of its date (except that such Seller Statements do not reflect Taxes or interest on debt). All Seller Statements have been prepared in conformity with GAAP, consistently applied; provided however, that the Seller Statements lack footnotes and other presentation items and are subject to year end adjustments (which will be consistent with historical practice).

(b) Schedule 3.04(b) contains copies of the following financial statements: (collectively, the “Unaudited Statements”) (i) the unaudited statement of income of the Acquired Businesses for the fiscal year ended January 2, 2005, and (ii) the unaudited balance sheet and related statement of income of the Acquired Businesses as of and for the nine month period ended October 2, 2005 (the “Interim Statements”).

(c) Schedule 3.04(c) sets forth a reconciliation between the Seller Statements and the Unaudited Statements with respect to intercompany charges and accounts.

Section 3.05     Accounts Receivable. All accounts receivable which are included in the Transferred Assets will be reflected properly on the Working Capital Statement and are valid obligations arising from bona fide sales actually made or services actually performed in the ordinary course of business of the applicable Acquired Business. Schedule 3.05 contains a complete and accurate list of all such accounts receivable as of October 1, 2005, which list sets forth the aging of each such account receivable.

Section 3.06     Title to Certain Assets. Seller has good and valid title to, or a valid leasehold interest in, the Transferred Assets, in each case, free and clear of any Liens other than Permitted Liens. As used herein, the term “Permitted Liens” means and includes (i) Liens for Taxes, assessments or governmental charges or levies not yet due and delinquent or being diligently contested in good faith, or (ii) Liens set forth on Schedule 3.06(ii).

Section 3.07     Contracts.

(a) Schedule 3.07(a) sets forth a list of the following Transferred Contracts (which list does not include all Transferred Contracts nor does it include license agreements relating to Licensed-In Intellectual Property which is addressed in Section 3.11) as of the date hereof:

(i) Contracts for the purchase by Seller of any materials, supplies, equipment, products or furnishing or receipt of services, the performance of which will extend over a period of more than one year and having a value or consideration of more than $50,000 per year;

(ii) Contracts for the sale of any publication, product or service, the performance of which will extend over a period of more than one year and having a value or consideration of more than $50,000 per year;

(iii) Contracts for the purchase or improvement of any fixed or capital assets for more than $50,000 in the aggregate;

(iv) Any royalty or license agreement from an Acquired Business to a third party;

(v) Any agreement limiting the freedom of Buyer to engage in the Acquired Businesses or to compete in such business with any other Person;

(vi) Any publisher agreement having a value or consideration of more than $50,000 per year;

(vii) Any agreement regarding a partnership or joint venture;

(viii) Any Contract that compensates any person, other than Business Employees, based on sales;

(ix) Employment, consulting or similar agreements involving the payment of more than $100,000 in any calendar year and all severance agreements (excluding any severance policy or practice);

(x) Any lease for real property;

(xi) Any agreement with an Affiliate;

(xii) Any lease for personal property to or from any Person providing for lease payments in excess of $50,000 per annum; and

(xiii) Other Contracts not otherwise required to be listed in any other Schedule to this Agreement and obligating Seller to pay more than $100,000 in remaining payment obligations or containing material non-monetary obligations of, or restrictions applicable to, the Acquired Businesses.

(b) Seller has made available to Buyer true, correct and complete copies of all Transferred Contracts listed above. Except as set forth in Schedule 3.07(b), (i) each Transferred Contract is a valid and binding obligation of Seller, enforceable in accordance with its terms except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (whether considered in a proceeding in equity or at law), and is in full force and effect; (ii) neither Seller nor, to the Knowledge of Seller, any other party to any of the Transferred Contracts is (with or without the lapse of time or the giving of notice, or both, but without giving effect to the transactions contemplated by this Agreement) in material violation thereof or material default thereunder, (iii) to the Knowledge of Seller, Seller has not received any notice of termination or cancellation in whole or in part of any Transferred Contracts or any services to be delivered thereunder, and (iv) all of Seller’s rights to and interest in the Transferred Contracts are held free and clear of all Liens other than Permitted Liens.

Section 3.08    Absence of Certain Changes. Since the date of the Interim Statements, (i) the Acquired Businesses have been conducted, in all material respects, in the ordinary course consistent with past practice and there has not been any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had a Business Material Adverse Effect, (ii) Seller has no Knowledge of any labor union organizing activity, nor any threatened employee strikes, work stoppages, slowdowns or lockouts, or any material change in its relations with its employees, agents, customers or suppliers, (iii) Seller has not sold, assigned or otherwise transferred, or mortgaged, pledged or subjected to any Lien (other than Permitted Liens), any of the Transferred Assets other than in the ordinary course of business, and (iv) there has not been any material damage, destruction or other material casualty loss (whether or not covered by insurance) to any Transferred Asset.

Section 3.09    Compliance with Law and Permits. The Acquired Businesses have been conducted in compliance in all material respects with all Laws applicable to the Acquired Businesses or the Transferred Assets. All Permits for the Acquired Businesses are in full force and effect and no proceedings are pending or, to Seller’s Knowledge, threatened that could be reasonably expected to result in the revocation, cancellation or suspension thereof. This Section shall not apply to Taxes, as such matters are the subject of Section 3.12, environmental matters, as such matters are the subject of Section 3.15, or intellectual property matters as such matters are the subject of Section 3.11.

Section 3.10    Litigation. Schedule 3.10 lists as of the date of this Agreement each pending action, suit or proceeding against Seller or, to Seller’s Knowledge, threatened against Seller, in each case, which relates to the Acquired Businesses or the Transferred Assets and pursuant to which a party seeks (a) more than $50,000 from Seller or (b) injunctive relief. Except as set forth in Schedule 3.10, Seller is not a party or subject to any judgment or order that is applicable to the Transferred Assets or the conduct of the Acquired Businesses.

Section 3.11    Transferred Intellectual Property.

(a) Seller owns free and clear of all Liens, or has the right to use pursuant to a legal, valid, binding and enforceable license, sublicense, agreement or permission, all Transferred Intellectual Property under the terms represented in the licenses thereto. There are no settlements, forbearances to sue, consents or orders or similar obligations which (i) restrict the rights of Seller to use any Transferred Intellectual Property or (ii) permit third parties to use any Transferred Intellectual Property. With the exception of the third party software licenses which are either non-assignable or retained by Seller identified on Schedule 3.11(a)(i) and except as otherwise set forth in this Agreement, the Transferred Intellectual Property and the Licensed-In Intellectual Property identified on Schedule 3.11(a)(ii), include all material Intellectual Property rights utilized in or necessary for the operation of the Acquired Businesses as currently conducted. Seller has delivered to Buyer correct, accurate and complete copies of all licenses, including all amendments thereto. Seller make no representation regarding permissions or licenses entered into, obtained or required to be obtained by the Acquired Businesses subsequent to Closing, specifically including any microform or Coursepacks created and shipped or otherwise released by Buyer after the Closing Date.

(b) Schedule 3.11(b) identifies each: (i) trademark or copyright (whether foreign or domestic) which has been issued to or registered in the name of Seller or any related entity or person with respect to the Transferred Intellectual Property (with registration numbers, as applicable); (ii) pending trademark or copyright application or application for registration (whether foreign or domestic) which Seller or any related entity or person has made with respect to the Transferred Intellectual Property; (iii) material unregistered copyright or trademark, with respect to the Transferred Intellectual Property; (iv) material trade name, domain name, fictitious or d/b/a name, logo, symbol or other identifier used by Seller in connection with the XanEdu Business; and (v) any and all phone numbers used by Seller in the XanEdu Business, including without limitation any 800- or 888- prefix phone numbers. Seller has delivered to Buyer correct and complete copies of all trademarks, copyrights, registrations, applications, licenses, agreements, and permissions (as amended to date) itemized in Schedule 3.11(b). Seller does not hold and has not applied for any patents.

(c) With respect to each item of Transferred Intellectual Property and except as set forth in the Trademark License Agreement and the Software License Agreement:

(i) Seller possesses all right, title, and interest in and to, or has the right to use, without payment to any Person, the item, free and clear of any Lien, including without limitation all rights to the name(s) “UMI,” “XanEdu,” and “Utopia of the Mind”;

(ii) each application, registration or grant is valid, subsisting, in proper form and enforceable, and has been duly maintained;

(iii) Seller currently is listed in the records of the appropriate United States, state or foreign governmental body as the sole owner of record of each application, registration and grant;

(iv) Seller has not received any written notice of a claim within the past two (2) years and, to Seller’s Knowledge, there is no threatened claim, against Seller asserting that any of the Transferred Intellectual Property infringes or violates the rights of any Person, Seller’s Mark (as defined in the Trademark License Agreement) does not infringe on or violate the rights of any person, and Seller has not within the last two (2) years given any notice to any Person asserting infringement by such Person of any of the Transferred Intellectual Property; and

(v) Seller has not agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d) Schedule 3.11(d) lists and identifies correctly all titles and publishers in the Periodicals Microform Business with corresponding royalty rates (as extracted from the Royalty Accounting System), a breakdown of the top fifty (50) Periodical publishers by royalty, including the identity of the parties thereto, the date of the agreement, whether the agreement is exclusive or non-exclusive, the term of the agreement, and whether the agreement is assignable. With respect to licenses and sublicenses pertaining to Intellectual Property owned by third parties and used in the Acquired Businesses (the “Licensed-In Intellectual Property”):

(i) the license, sublicense, agreement, or permission covering the item is, with respect to Seller, legal, valid, binding, enforceable, and in full force and effect in all material respects and, with respect to the other party or parties thereto, is, to the knowledge of Seller, legal, valid, binding, enforceable, and in full force and effect in all material respects;

(ii) no party to the license, sublicense, agreement, or permission is in material breach or default, and, to the Knowledge of Seller, no event has occurred which with notice or lapse of time would constitute a material breach, default, permit termination, or modification, or materially affect Buyer’s continued use thereof (other than with respect to any consent which is required but not obtained); and

(iii) to the Knowledge of Seller, the use of the Licensed-In Intellectual Property by the Acquired Businesses complies with the terms of each license or sublicense thereof in all material respects. Seller has delivered or made available to Buyer correct and complete copies of the top fifty (50) licenses and sublicenses by royalty constituting the Licensed-In Intellectual Property, including all amendments thereto.

(e) To the Knowledge of Seller, each person from whom Seller has acquired products and goods utilized in the Acquired Businesses (i) obtained, made and/or sold such products and goods without violation of the Intellectual Property or other rights of any person, (ii) has all rights and permissions necessary to distribute such products and goods to Seller, and (iii) has all rights and permissions necessary to grant to Seller the right to redistribute such products and goods and or incorporate such products and goods into the products of the Acquired Businesses.

(f) Seller shall, prior to the expiration of the Transitional Services Agreement, deliver to Buyer a true, accurate and complete copy of all available source and/or object code (as applicable) in its possession for the XIP and related website software, the

ColdSeal software, and any and all customizations, modifications, and configurations made and developed by Seller to third-party software applications which are not being transferred to Buyer but which are or may be separately licensed by Buyer, to the extent Seller has the right to transfer such customizations, modifications and configurations to Buyer (collectively, the “Seller’s Software”), together with any and all procedure and system documentation (including programming and development notes and names and versions of development tools) in the form presently maintained by Seller. The Seller’s Software is operating materially in accordance with the specifications therefore (to the extent applicable). Except as disclosed in Schedule 3.11(f), Seller has not disclosed or made available the source code for any part of the Seller’s Software to any Person other than Affiliates of Seller. There have been no instances since May 1, 2004, in which, for a period of 24 hours or more, failures in the Seller’s Software or the hardware that supports it, has rendered the Seller’s Software unavailable to Seller or, as applicable, the customers of the Acquired Businesses.

(g) Seller has adopted a confidentiality policy as set forth in Seller’s Employee Handbook, a copy of which has been provided to Buyer, prohibiting Seller’s employees from disclosing to any unauthorized person the confidential or other classified information to which such employees have access.

Section 3.12    Taxes. Seller has timely filed with the appropriate Taxing Authorities all Tax returns required to be filed on or prior to the date hereof with respect to the Transferred Assets; (ii) Seller has paid all Taxes required to be paid on or prior to the date hereof shown thereon as owing, where the non-payment would result in a Lien on any Transferred Asset or would result in Buyer becoming liable or responsible therefor; and (iii) no Taxing Authority has raised in writing, or to the Knowledge of the Seller, threatened to raise, any material issues relating to Taxes which relate to the Transferred Assets for which a Lien could otherwise be imposed after the Closing Date upon any Transferred Asset. Seller has complied with all Laws relating to the payment and withholding of employment Taxes and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Business Employee, independent contractor or other Person and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. As used herein, “Taxes” shall mean all taxes payable to any Taxing Authority and any interest and penalties thereon. As used herein, “Taxing Authority” shall mean any Governmental Entity exercising any Taxing authority or Tax regulatory authority.

Section 3.13    Employee Matters.

(a) Schedule 3.13(a) sets forth, as of the date hereof, the name, title, base salary, and the current bonus and commission arrangement of each employee who is anticipated to become a Transferred Employee (each a “Business Employee”). Subject to Section 2.04(a) and Section 6.02 hereof, Seller has paid in full to the Transferred Employees or accrued in full on the Working Capital Statement all wages, salaries, and benefits due and payable to such employees. The employment or engagement of each Transferred Employee is terminable at will.

(b) Except as contemplated by this Agreement or as described in Schedule 3.13(b), no Business Employee who becomes a Transferred Employee will become entitled to or eligible to receive from Buyer any bonus, retirement, severance, job security or similar benefit or any accelerated or enhanced payment or benefit as a result of the transactions contemplated by this Agreement. To the Knowledge of the Seller, no Transferred Employee plans to terminate employment or engagement with the Seller or any of its Affiliates during the next sixty (60) days.

(c) Seller is not a party to any collective bargaining agreement with any labor organization covering the Business Employees. As of the date hereof, there is not pending or, to Seller’s Knowledge, threatened, any strike, lock-out, work-stoppage, union-organizing effort or other labor dispute, unfair labor practice proceeding or labor arbitration proceeding involving the Business Employees.

Section 3.14    Employee Benefit Plan.

(a) Except as set forth on Schedule 3.14, Seller has not, with respect to the Business Employees, maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to any “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA), “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA), “multi-employer plan” (as defined in Section 3(37) of ERISA), plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any employees or former employees or beneficiaries thereof, personnel policy, excess benefit plan, bonus or incentive plan (including but not limited to stock options, restricted stock, stock bonus and deferred bonus plans), salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, workers compensation law, unemployment compensation law, social security law or any other benefit, program or contract. Seller does not maintain, sponsor or contribute to or have any material Liability under any plan that is a “defined benefit plan” (as defined in Section 35 of ERISA).

(b) Seller has delivered to Buyer true and complete copies of (A) each plan (B) the summary plan description for each plan and (C) the latest annual report, if any, which has been filed with the IRS for each plan. Each plan intended to be Tax qualified under Sections 401 (a) and 501(a) of the Code has been determined by the IRS to be Tax qualified under Sections 401(a) and 501(a) of the Code and, since such determination, no amendment to or failure to amend any such plan adversely affects its Tax qualified status. Each plan has been maintained, funded and administered in accordance with the terms of such plan and complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a Business Material Adverse Effect. All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each such plan that is an Employee Pension Benefit Plan. All premiums or other payments that are due have been paid with respect to each such plan that is an Employee Welfare Benefit Plan. There has been no prohibited transaction within the meaning of Section 4975 of the Code and Section 406 of Title I of ERISA with respect to any plan.

(c) No plan provides or is required to provide, now or in the future, health, medical, dental, accident, disability, death or survivor benefits to or in respect of any person beyond termination of employment, except to the extent required under any state insurance law or under Part 6 of Subtitle B of Title I of ERISA and under Section 4980(B) of the Code.

Section 3.15    Environmental Matters. Seller, with respect to the Transferred Assets, is in compliance in all material respects with all applicable Environmental Laws and has obtained, and is in compliance with, in all material respects, all material permits, licenses and other authorizations required pursuant to Environmental Laws for the occupation of the Facility and the operation of the Acquired Businesses. A list of all such material permits, licenses and other authorizations is set forth on Schedule 3.15. Seller has not discharged, disposed of, leaked, emitted, treated, stored, transported, deposited or released at, on or under any property owned, leased or operated in connection with the use of the Transferred Assets (as presently or formerly conducted) any Hazardous Substance, except where the failure to so comply, or such discharge, disposal, leak, emission, deposit or release, would not reasonably be expected to result in a material Liability to the Acquired Businesses. Except as set forth on Schedule 3.15, to the Knowledge of the Seller, none of the following exists at the Facility: (i) underground storage tanks, (ii) asbestos-containing material in any friable and damaged form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments or disposal areas. Seller has not received any notice, report or other information, regarding any actual or alleged violation of Environmental Laws, or any material liabilities or potential material liabilities, including any investigatory, remedial or corrective obligations, relating to the Acquired Businesses or the Facility, arising under Environmental Laws. Neither this Agreement nor the transactions contemplated hereby will result in any material obligations for site investigation or cleanup, or notification to or consent of Governmental Entities or third parties, pursuant to any “transaction triggered” or “responsible property transfer” requirements of Environmental Laws. As used herein “Environmental Laws” means all applicable Laws as now “in effect” relating to the environment, preservation or reclamation of natural resources, or the management, handling, use, storage, disposal, discharge, emission of, release of or exposure to pollutants, waste, chemicals, or any other toxic or otherwise hazardous substances. As used herein “Hazardous Substances” means all those substances, materials or wastes listed, defined or regulated as hazardous, toxic or pollutants pursuant to Environmental Law and petroleum substances (including crude oil or any fraction thereof).

The only representations and warranties given by Seller in respect of environmental matters are those contained in this Section 3.15 and no other representation or warranty in this Agreement will be deemed, directly or indirectly, to be a representation or warranty in any matter relating to Environmental Laws or environmental permits.

Section 3.16    Real Property.

(a) Seller has insurable fee simple title to the Real Property, free and clear of any Lien, except for Permitted Liens and the Liens identified in Schedule 3.16 (the “Real Estate Encumbrances”). There are no outstanding options or rights of first refusal to purchase the Real Property, or any portion or interest of the Real Property. There are no unrecorded covenants, deed restrictions, easements, leases, subleases or rights of occupancy or Liens which Seller has entered into which encumber the Real Property.

(b) Seller has received no written notice of actual or threatened special assessments or reassessments of the Real Property.

(c) Use of the Real Property for the various purposes for which it is presently being used is permitted under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications. All improvements are in compliance in all material respects with applicable Laws. No part of any improvement encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Facility.

(d) Schedule 3.16(d) sets forth a list of all title insurance policies, documents of record affecting the Real property and the deed or deeds conveying the Real Property to Seller, appraisal reports, surveys and environmental reports held or controlled by Seller with respect to the Real Property, true and complete copies of which have been provided to Buyer.

(e) The land for the Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such land and comprising a part of the Real Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the Facility located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction. All easements, rights of way or licenses necessary for the operation of any parcel of the Real Property are in full force and effect are set forth on Schedule 3.16(e) and are not terminable by the owner or mortgagee of any property through which such easement or right of way runs. To the Knowledge of the Seller, the current use and occupancy of the Real Property and the operation of the Acquired Businesses as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction, or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property. There is no (i) existing or proposed plan to modify or realign any street or highway, (ii) existing or proposed public improvement, or (iii) existing or proposed eminent domain proceeding that would result in the taking of all or any part of the Facility, or that would prevent or hinder the continued use of the Facility as heretofore used in the conduct of or the manufacturing of Microform Products or that has not been completed, assessed and paid for.

Section 3.17    Insurance. Schedule 3.17 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured, or otherwise the beneficiary of coverage in connection with the Acquired Businesses or any Transferred Assets:

(i) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(ii) the policy number and the period of coverage;

(iii) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(iv) a description of any retroactive premium adjustments or other loss-sharing arrangements.

Schedule 3.17 describes any self-insurance arrangements affecting Seller in connection with the Acquired Businesses.

Section 3.18    Compliance with the Foreign Corrupt Practices Act. In connection with the Acquired Businesses, Seller and its representatives have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of One Hundred Dollars ($100.00) in the aggregate to any one individual in any year) to: (i) any person who is an official, officer, agent, employee or representative of any governmental body or of any existing or prospective customer (whether government owned or nongovernment owned); (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other individual or entity; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

Section 3.19    Product Warranty. Schedule 3.19 includes true and complete copies of Seller’s standard terms and conditions of sale (containing applicable guaranty, warranty and indemnity provisions). No product designed, manufactured, sold, leased, or delivered by Seller in connection with the Acquired Businesses is subject to any guaranty, warranty, or other indemnity beyond the applicable warranty agreement or standard terms and conditions of sale set forth in Schedule 3.19.

Section 3.20    Customers and Publishers. Schedule 3.20 lists for each of the two most recent years (i) the 50 largest customers of the Periodicals Microform Business and the XanEdu Business and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer and (ii) the 50 largest publishers of the Periodicals Microform Business and XanEdu Business by royalty paid. Except as set forth on Schedule 3.20, since the date of the Interim Statements, no material customer or publisher has given written notice that it shall stop or decrease the rate of business with Seller.

Section 3.21    Brokers and Finders. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement from Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.01    Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan.

Section 4.02    Authorization. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements and all other agreements, certificates and documents hereby executed and delivered by Buyer and to consummate the transactions contemplated hereby and thereby. Buyer has taken all corporate action required by its certificate or articles of incorporation and by-laws to authorize the execution and delivery of this Agreement, the other Transaction Agreements and all other agreements, certificates and documents hereby executed and delivered by Buyer and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (whether considered in a proceeding in equity or at law). The other Transaction Agreements and all other agreements, certificates and documents hereby executed and delivered by Buyer are legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective Liens, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 4.03    No Violations; No Consents or Approvals Required.

(a) Neither the execution and delivery of this Agreement nor any other Transaction Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or violate any provision of the articles of incorporation or by-laws of Buyer or require the approval or consent of the stockholders of Buyer, (ii) conflict with or violate in any respect material to Buyer any applicable Law or (iii) result in a material violation or material breach of, or constitute a material default (or an event that with notice or lapse or time or both would constitute a material default) under any Contract to which Buyer is a party.

(b) No material consent, approval or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, other than those that may be required solely by reason of Seller’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement and the agreements contemplated hereby.

Section 4.04    Litigation. There is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened against Buyer before any arbitrator or Governmental Entity, and Buyer is not party or subject to or in default under any unsatisfied judgment.

Section 4.05     Brokers and Finders. Except as set forth on Schedule 4.05, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement from Buyer.

Section 4.06    Financing; Solvency. Attached as Schedule 4.06 are commitment letter(s) from National City Bank and ACP-I, L.P. which evidence that Buyer has equity and debt financing that together are sufficient to enable it to consummate the transactions contemplated by this Agreement. The financing required to consummate the transactions contemplated by this Agreement is collectively referred to as the “Financing”. Immediately after consummating the transactions contemplated by this Agreement, Buyer will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable Liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business, including the Acquired Businesses and the performance under the Manufacturing Agreement, or (iii) have incurred or plan to incur debts beyond its ability to repay such debts as they become absolute and matured.

ARTICLE V

COVENANTS AND ADDITIONAL AGREEMENTS

Section 5.01    Litigation Assistance.

(a) In connection with the preparation for, and defense or prosecution of, any lawsuit, arbitration or other action related to the Retained Liabilities or for which a Buyer Indemnified Party is seeking indemnification from Seller hereunder, Buyer shall use commercially reasonable efforts to, upon reasonable prior notice from Seller and at no cost to Seller (other than reimbursement of Buyer’s out of pocket expenses or as provided in Article VII) (i) make the Business Employees reasonably available to Seller during normal business hours, including making Business Employees reasonably available to provide information, including discovery documentation, take depositions, and testify at any such lawsuit, arbitration or other action and (ii) cooperate with Seller in all other respects in respect thereof.

(b) In connection with the preparation for, and defense or prosecution of, any lawsuit, arbitration or other action related to the Assumed Liabilities or for which a Seller Indemnified Party is seeking indemnification from Buyer hereunder, Seller shall use commercially reasonable efforts to, upon reasonable prior notice from Buyer and at no cost to Buyer (other than reimbursement of Seller’s out of pocket expenses or as provided in Article VII) (i) make its employees reasonably available to Buyer during normal business hours, including making its employees reasonably available to provide information, including discovery documentation, take depositions, and testify at any such lawsuit, arbitration or other action and (ii) cooperate with Buyer in all other respects in respect thereof.

Section 5.02    Confidentiality. Buyer acknowledges that any and all Confidential Information regarding Seller shall remain strictly confidential and Buyer shall not disclose, or cause or permit to be disclosed, to any person or entity such Confidential Information. Notwithstanding any other provision of this Agreement, each of Buyer and Seller may disclose the tax treatment and tax structure of the transactions contemplated by this Agreement (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information). Moreover, notwithstanding any other provision of this Agreement, there shall be no limitation on Buyer’s or Seller’s ability to consult any tax adviser, whether or not independent from Buyer, Seller or their respective Affiliates, regarding the tax treatment or tax structure of the transactions contemplated by this Agreement.

Section 5.03    Seller’s Covenant Not to Compete and Not to Solicit.

(a) During, and for a period of five (5) years from and after the Closing Date (the “Restricted Period”), Seller shall not directly or indirectly invest in, own, manage, operate, finance, control, consult with, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the manufacturing or selling anywhere in the world of (i) Periodicals in microform whether for subscriptions, backfile sales or otherwise or (ii) Coursepack products whether in paper or electronic format for the post-secondary education or the corporate market, including customizable printed textbooks and customizable printed textbook supplements but specifically not including creating digital textbooks or digital versions of printed textbooks (the “MetaText Business”) (“Seller Competitive Activities”). Further, during the Restricted Period, Seller shall not:

(i) solicit the business of any Person for a periodical microform or Coursepack product; or

(ii) as to the Acquired Businesses, cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Buyer to cease doing business with Buyer, to deal with any competitor of Buyer, or in any way interfere with its relationship with Buyer.

(b) The foregoing shall not prohibit Seller from (i) owning or purchasing as an investment, directly or indirectly, securities or any indebtedness of any business or Person engaged in Seller Competitive Activities if Seller does not, directly or indirectly, beneficially own in the aggregate more than 5% of the outstanding shares or equity of such Person, (ii) being acquired or owned by any business or Person engaged in Competitive Activities, provided, that such business or Person does not utilize the assets of Seller to engage in the Seller Competitive Activities, or (iii) acquiring, and continuing to hold, any business or Person engaged in Seller Competitive Activities, if, and for so long as, such Seller Competitive Activities relating to either (x) Periodicals in microform or (y) Coursepack products for the post-secondary education or corporate market, considered individually, account for less than $1,000,000 of such business’ or Person’s consolidated annual revenues during the year prior to such acquisition being made (or, if earlier, the entry into the definitive agreement providing for the making of such acquisition). In the event Seller acquires any business or Person, the acquisition of which would violate this Section 5.03 (but for this sentence), Seller shall not be in violation of this Section 5.03 if as soon as practicable, but in any event within sixty (60) days after the closing of such acquisition, Seller commences the efforts to divest, and within twelve (12) months after the closing of such acquisition, Seller consummates such divestiture of, the portion of such acquired Person or business required in order to comply with this Section 5.03 (without regard to this sentence). Seller agrees to consult with Buyer prior to consulting with third parties with respect to any divestiture required pursuant to this Section 5.03. Buyer acknowledges that Seller will continue to be engaged in the distribution of electronic content to customers and may license or sell it in e-reserve and/or Course Management (e.g., Blackboard) programs and that this aspect of Seller’s business shall not be viewed as a breach of the provisions of this Section 5.03. Further, for the avoidance of doubt, subject to the provisions regarding “Seller’s Requirements” (as defined in the Manufacturing Agreement), the provisions of this Section 5.03 do not limit in any respect Seller’s ability to engage in the creation, marketing, sale or distribution of newspapers, dissertations, and Research Collections in microform or of any content in digital or electronic format (other than as specifically prohibited in Section 5.03(a)ii)).

(c) For a period of five (5) years after the Closing Date, Seller shall not solicit, hire, recruit, employ or receive or accept the performance of services by (collectively, “Solicit or Hire”) any employee of Buyer; provided, that if an employee is terminated by Buyer or any of its Affiliates Seller may solicit or hire such employee at any time after such termination; provided, further, that the conduct by the Seller of a general advertising or solicitation program that is not specifically targeted at any employee shall not be deemed a violation of the prohibition on solicitation contained in this Section 5.03(c). For the avoidance of doubt, Seller shall not contact, hold discussions with or investigate the potential interest of any person then currently employed by the Buyer for the purpose or with the result of offering employment to such person.

(d) If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.03 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.03 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 5.03 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Acquired Businesses and to prevent any unfair advantage conferred on Seller.

(e) In the event of a breach by Seller of the provisions of this Section 5.03, in addition to its remedy at law, Buyer shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available and the Buyer will not be obligated to post bond or other security in seeking such relief.

Section 5.04    Buyer’s Covenant Not to Compete and Not to Solicit.

(a) During the Restricted Period, Buyer shall not directly or indirectly, invest in, own, manage, operate, finance, control, consult with, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged anywhere in the world in the Retained Business or in any other business directly engaged in by Seller as of the date of this Agreement (explicitly including educational publishing to the K-12 market) (the “Buyer Competitive Activities”). Further, during the Restricted Period, Buyer shall not, directly or indirectly:

(i) solicit the business of any Person for the purpose of engaging in the Buyer Competitive Activities; or

(ii) as to the Buyer Competitive Activities, cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Seller to cease doing business with the Seller, to deal with any competitor of the Seller, or in any way interfere with its relationship with the Seller.

(b) Notwithstanding the foregoing, Buyer shall not be precluded from soliciting the business of any Person for the purpose of producing digitized or electronic forms of Research Collections or Periodicals (but expressly excluding newspapers) (the “Opportunity”) if prior to Buyer bidding on any such Opportunity, Buyer provides written notice to Seller of the opportunity, including relevant detailed information necessary to permit Seller to produce a bid regarding Seller’s distribution of such product (the “Requisite Information”). If within 14 days after Seller’s receipt of the Requisite Information, Seller declines to bid on such Opportunity, then Buyer may proceed with the Opportunity without violating this Section 5.04. If, however, within such 14 day period, Seller confirms to Buyer that it wishes to submit a joint bid, then Buyer may proceed with the Opportunity without violating the provisions of this Section 5.04 only as part of Seller’s combined bid for digitization and distribution.

(c) For a period of five (5) years after the Closing Date, Buyer shall not Solicit or Hire any employee of Seller who is not a Transferred Employee; provided, that if any such employee is terminated by Seller or any of its Affiliates, Buyer may solicit or hire such employee at any time after such termination; provided, further, that the conduct by the Buyer of a general advertising or solicitation program that is not specifically targeted at any employee of Seller shall not be deemed a violation of the prohibition on solicitation contained in this Section 5.04(b). For the avoidance of doubt, Buyer shall not contact, hold discussions with or investigate the potential interest of any person then currently employed by Seller for the purpose or with the result of offering employment to such person.

(d) If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 5.04 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.04 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 5.04 is reasonable and necessary to protect and preserve Seller’s legitimate business interests and the value of the Retained Business and the other businesses of Seller and to prevent any unfair advantage conferred on Buyer.

(e) In the event of a breach by Buyer of the provisions of this Section 5.04 in addition to its remedy at law, the Buyer shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available and Seller will not be obligated to post bond or other security in seeking such relief.

Section 5.05    Certain Services and Benefits Provided by Seller. Buyer acknowledges that the Acquired Businesses currently receive from Seller certain administrative and corporate services and benefits, including without limitation operations and information technology support, computer network infrastructure, hardware and services, customer service, finance, accounting and payroll and back office services, royalty accounting, financial systems, treasury services (including banking, insurance, administration, taxation and internal audit), office space, facilities and office management services, publisher relations, procurement services, risk management, corporate communications, general administrative services, executive and management services, legal services, human resources services. Buyer further acknowledges that except as explicitly included as a provided service in the Transitional Services Agreement, all such services and benefits shall cease, and any agreement in respect thereof shall terminate with respect to the Acquired Businesses as of the Closing Date and thereafter Seller’s sole obligation with respect to the provision of any services shall be as set forth in the Transitional Services Agreement. If and to the extent that any such service or benefit is nonetheless provided or continued after the Closing Date, it shall not act as a waiver of Seller’s rights under this provision or otherwise.

Section 5.06    Access to Information. Each of the parties shall grant to the other such reasonable access to financial and Tax records and other information in their possession related to their conduct of the Acquired Businesses and use of the Transferred Assets and such cooperation and assistance as shall be reasonably required to enable each of them to complete their legal, regulatory, stock exchange and financial reporting requirements and to complete their Tax returns and for any other reasonable business purpose, including in respect of litigation and insurance matters. In the event that any such Tax return becomes the subject of any audit or investigation, each of the parties shall give the other all reasonable cooperation, access and assistance as needed during normal business hours with respect to books and records and other financial data included in the Transferred Assets to enable such first party to defend any such audit or investigation. Buyer and its Affiliates shall, for a period of six years after the Closing Date plus any additional time during which Seller advises Buyer that there is an ongoing Tax audit or investigation with respect to such periods, keep such materials reasonably accessible and not destroy or dispose of such materials without the written consent of Seller. Each party shall promptly reimburse the other for such other party’s reasonable out-of-pocket expenses associated with requests made by such first party under this Section 5.06, but no other charges shall be payable by the requesting party to the other party in connection with such requests. Buyer recognizes that certain records may contain information relating to businesses of Seller other than the Acquired Businesses and that Seller may retain copies thereof.

Section 5.07    Public Announcements. Neither party will issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Laws or stock exchange rules or regulations (in which case the party required to make the release or statement shall allow the other party reasonable time to comment on such release or statement to advance of such issuance); provided, however, that each of the parties may make internal announcements to their respective employees approved by the other party that are consistent with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.

Section 5.08    Collections and Remittances. If Seller or any of its Affiliates receives any collection, proceeds, refund or other amount which is a Transferred Asset or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller promptly shall remit or shall cause to be remitted, such amount to Buyer at the address set forth in Section 9.02. If Buyer or any of its Affiliates receive any collection, proceeds, refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Buyer promptly shall remit or shall cause to be remitted, such amount to Seller at the address set forth in Section 9.02. If Buyer or any of its Affiliates receive any collection, proceeds, refund or other amount which is related to claims (including workers’ compensation), litigation, insurance or other matters for which Seller is responsible hereunder, and which amount is not a Transferred Asset, or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Buyer promptly shall remit, or cause to be remitted, such amount to Seller at the address set forth in Section 9.02. If Seller receives any collection, proceeds, refund or other amount which is related to claims (including workers’ compensation), litigation, insurance or other matters for which Buyer is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller promptly shall remit, or cause to be remitted, such amount to Buyer at the address set forth in Section 9.02.

Section 5.09    Environmental Matters. The Buyer covenants and agrees that, prior to or within 45 days after the Closing Date, the Buyer shall use its reasonable best efforts to conduct a baseline environmental assessment (“BEA”) of the Real Property, in accordance with Part 201 of the Natural Resources and Environmental Protection Act, MCL 324.20101 et seq. (“Part 201”). The Buyer further covenants and agrees that it shall also use its reasonable best efforts to disclose the results of the BEA to the Michigan Department of Environmental Quality (“MDEQ”) in accordance with the requirements of Part 201 in order to obtain, to the extent possible, liability protection under Section 20126 of Part 201, with respect to, at a minimum, any environmental conditions identified by the Buyer in connection with its performance of its Phase II environmental site investigation . The Buyer shall provide the Seller with copies of final versions of all nonprivileged data, information, documents, reports, information and other materials prepared by or on behalf of the Buyer in connection with its Phase II investigation, its investigations, if any, of any other Real Property, and its preparation of BEAs with respect to the Real Property.

Section 5.10    Further Assurances. Subject to Section 1.03, Seller hereby agrees, without further consideration, to execute and deliver following the Closing such other instruments of transfer and take such other action as Buyer or its counsel may reasonably request in order to put Buyer in possession of, and to vest in Buyer, good, valid and unencumbered title to the Transferred Assets in accordance with this Agreement and to consummate the transactions contemplated by this Agreement. Buyer hereby agrees, without further consideration, to take such other action following the Closing and execute and deliver such other documents as Seller or its counsel may reasonably request in order to consummate the transactions contemplated by this Agreement.

ARTICLE VI

EMPLOYMENT MATTERS

Section 6.01    Offers of Employment. Except as provided in this Section 6.01, each Business Employee listed on Schedule 6.01 (which shall include Tim Mitchell and Joe Mills but not Vince Price) shall be offered employment by Buyer in a comparable position (including level of responsibility, authority and location) on the terms set forth in this Article VI, commencing as of the Effective Time. The Business Employees so hired by Buyer shall be referred to as “Transferred Employees.” Any current Business Employee who is on disability or other leave of absence as of the Effective Time shall be offered employment by Buyer commencing on such date as the employee’s disability or leave of absence ends; provided that such Business Employee is willing and able, under applicable Law, to return to active work status within six months following the Closing Date. Any Business Employee hired by Buyer under the preceding sentence shall be referred to as a “Delayed Transferred Employee.” A Delayed Transferred Employee shall become a Transferred Employee as of the commencement of such Delayed Transferred Employee’s employment with Buyer. Throughout this Agreement, all references to events which take place with respect to Transferred Employees as of the Closing Date shall take place with respect to a Delayed Transferred Employee as of such Delayed Transferred Employee’s commencement of employment with Buyer. Nothing herein shall be construed as a representation or guarantee by Seller that some or all of the Business Employees will accept the offer of employment from Buyer or will continue in employment with Buyer following the Closing.

Section 6.02    Terms of Employment. As of the Effective Time and through December 31, 2005 (the “Continuation Period”), Buyer shall employ each Transferred Employee and pay each such Transferred Employee a base salary which is at least equal to such Transferred Employee’s base salary with Seller immediately prior to the Closing Date. After the expiration of the Continuation Period, Buyer shall provide to the Transferred Employees compensation and benefits which, in the aggregate, are substantially equivalent to that provided by the Seller to such Transferred Employees immediately prior to the Closing Date. Except as provided below, Buyer shall assume the sales commission, incentive trips and bonus compensation plans listed on Schedule 6.02 (the “Incentive Plans”) and maintain such Incentive Plans for the benefit of the Transferred Employees, without change, for the Continuation Period, to the extent applicable. The parties agree that the Working Capital Statement shall not reflect any accrual for Incentive Plan amounts and that Buyer shall initially be responsible for paying all Incentive Plan amounts for the calendar year ending December 31, 2005 consistent with the terms and conditions of such Incentive Plans as of the Closing Date, provided, however, that within a reasonable time after December 31, 2005, such Incentive Plan amounts will be prorated to Buyer and Seller on a per diem basis, and Seller shall promptly reimburse Buyer for all such amounts for which Seller is responsible, as reflected on Schedule 3.14.

Section 6.03    401(k) Plan; Stock Purchase Plan; Flex Plan. To the extent that Buyer shall have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”), within six (6) months of the Closing Date, Transferred Employees shall be eligible to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (including after-tax contributions and related earnings and participant loans) under the ProQuest 401(k) Savings Plan to the Buyer 401(k) Plan pursuant to the terms and conditions of the Buyer 401(k) Plan and subject to Buyer being provided all information reasonably necessary to permit the recordkeeper for the Buyer 401(k) Plan to accommodate the rollovers. No Employee will be able to contribute to the ProQuest 401(k) Plan, the ProQuest Stock Purchase Plan or the ProQuest Flex Plan following the Effective Time.

Section 6.04    Welfare Benefit Plans. Seller shall retain responsibility for all amounts payable by reason of claims incurred by Transferred Employees prior to the Effective Time under the Seller’s health and welfare plans, and Buyer shall be responsible for all amounts payable by reason of claims incurred by the Transferred Employees after the Effective Time. For purposes of this Section 6.04, a claim shall be deemed to have been incurred on the date of the occurrence of (i) death or dismemberment in the case of claims under life insurance and accidental death and dismemberment policies; or (ii) the date on which the charge or expense giving rise to such claim is incurred in the case of all other claims.

Section 6.05    COBRA and HIPAA. As of the Effective Time, Buyer shall assume all obligations, liabilities and commitments with respect to Transferred Employees and their eligible dependents, in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act of 1996, Sections 601 et seq. and Sections 701 et seq. of ERISA, Section 4980B and Sections 9801 et seq. of the Code and applicable state or similar laws.

Section 6.06    Workers’ Compensation. Seller shall be responsible for all claims for workers compensation benefits which are incurred prior to the Effective Time by Transferred Employees that are payable under the terms and conditions of Seller’s workers compensation programs. Buyer shall be responsible for all claims for workers compensation benefits which are incurred from and after the Effective Time by Transferred Employees. For purposes of this Section 6.06, a claim for workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs (the “Workers’ Compensation Event”). If the Workers’ Compensation Event occurs over a period both preceding and following the Effective Time, the claim shall be the joint responsibility and Liability of Seller and Buyer and shall be equitably apportioned between Seller and Buyer based upon the relevant periods of time that the Workers’ Compensation Event transpired preceding and following the Effective Time.

Section 6.07    WARN Act. Buyer agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), and any similar federal, state or local law or regulation, and to otherwise comply with the WARN Act and any such other similar law or regulation with respect to any “plant closing” or “mass layoff’ (as defined in the WARN Act) or group termination or similar event affecting Business Employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring from and after the Closing. Buyer shall not take any action on or after the Closing Date that would cause any termination of employment of any employees by Seller or its Affiliates that occurs prior to the Closing to constitute a “plant closing”, “mass layoff” or group termination or similar event under the WARN Act or any similar federal, state, local or foreign law or regulation, or to create any Liability or penalty to Seller or its Affiliates for any employment terminations under applicable Law.

Section 6.08    Earned Vacation. Buyer shall credit each Transferred Employee the amount of accrued and unpaid days of vacation, personal days earned and sick leave (the “Transferred Leave”) applicable to such Transferred Employee as of the Effective Time as set forth on Schedule 6.08, which Seller shall deliver to Buyer promptly following the Closing Date. Buyer shall ensure that such Transferred Leave is not subject to forfeiture and that such Transferred Leave does not count toward any maximum accrual amount under any plan, program or policy maintained by Buyer for the purpose of providing vacation, earned time off or sick leave. During the Continuation Period, each Transferred Employee shall accrue vacation at a rate that is at least equal to the rate at which such Transferred Employee accrues vacation under Seller’s vacation policy as of the Closing Date.

Section 6.09    Administration. Following the Closing Date, Seller and Buyer shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Article VI, including exchanging information and data relating to workers compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law) and in obtaining any governmental approvals required hereunder.

Section 6.10    Employee Communications/Cooperation. Buyer and Seller shall each use reasonable good faith efforts in making any and all filings and notices required by the IRS or the Department of Labor with respect to any transfer of assets and liabilities occurring pursuant to this Agreement. Seller and Buyer shall use reasonable good faith efforts to cooperate with one another in making any required communications with Transferred Employees regarding any employee benefit plans, programs, policies or other benefit arrangements maintained for the benefit of such employees or the transactions contemplated by this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.01    Obligation of Parties to Indemnify.

(a) Indemnification by Seller. Subject to the limitations set forth in Section 7.03, Seller shall indemnify Buyer, its Affiliates, its directors, officers, equity holders and representatives (the “Buyer Indemnified Parties”) from and against any and all claims, losses, damages, liabilities, obligations or expenses, including reasonable expenses of investigation, enforcement against the other party hereto and any third parties and collection and reasonable third-party legal fees and expenses, excluding in each case any matter to the extent insurance recovery has been received and net of any related tax benefits, (collectively, “Losses”), incurred by Buyer to the extent arising or resulting from any of the following:

(i) the failure of Seller to pay, perform or otherwise discharge when due and payable the Retained Liabilities;

(ii) any breach or nonfulfillment of any covenant or obligation of Seller contained in this Agreement; and

(iii) any breach of any representation or warranty made by Seller in this Agreement.

(b) Indemnification by Buyer. Subject to the limitations set forth in Section 7.03, Buyer shall indemnify, Seller, its Affiliates, their directors, officers, stockholders and representatives (the “Seller Indemnified Parties”) from and against any and all Losses incurred by Seller, to the extent arising or resulting from any of the following:

(i) the failure of Buyer to pay, perform or otherwise discharge when due and payable the Assumed Liabilities

(ii) any breach or nonfulfillment of any covenant or obligation of Buyer contained in this Agreement which by its terms is to be performed after the Closing;

(iii) any breach of any representation or warranty made by Buyer contained in this Agreement;

(iv) all Liabilities of Buyer or any of its Affiliates in respect of the operation or conduct of the Acquired Businesses or the ownership or use of the Transferred Assets after the Effective Time (except to the extent constituting a Retained Liability or otherwise indemnifiable by Seller pursuant to Section 7.01(a)).

Section 7.02    Indemnification Procedures. If any party (the “Indemnified Party”) receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under this Article VII (a “Third Party Claim”) and such Indemnified Party intends to seek indemnity pursuant to this Article VII, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from its indemnification obligations hereunder, except if and to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party will have 45 days from receipt of any such notice of a Third Party Claim to give notice to assume the defense, appeal or settlement proceedings thereof. If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party will have the right to assume and control the defense, appeal or settlement proceedings of the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party’s choice. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. In any case the Indemnifying Party shall have the right to participate in such defense, appeal or settlement proceedings. So long as the Indemnifying Party has assumed the defense, appeal or settlement proceedings of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense, appeal or settlement of the Third Party Claim, (ii) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party will not (A) admit to any wrongdoing by the Indemnified Party or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement does not expressly and unconditionally release the Indemnified Parties from all liabilities and obligations with respect to such Third Party Claim or provides for equitable relief against the Indemnified Party, in each case, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The parties will use their best efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties will also cooperate in any such defense, appeal or settlement proceedings and give each other reasonable access to all information relevant thereto.

Section 7.03    Limitations on Indemnification.

(a) Notwithstanding anything in this Agreement to the contrary, (i) Seller shall not have any Liability under clause (iii) of Section 7.01(a), and Buyer shall not have any Liability under clause (iii) of Section 7.01(b), in each case, unless the aggregate Liability for Losses suffered by the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, thereunder exceeds $260,000 (“Basket”), and then, subject to the following clause (ii), to the extent of the Losses in excess of such Basket, (ii) the aggregate Liability of Seller or Buyer, as the case may be, under clause (iii) of Section 7.01(a) or 7.01(b) shall not in either case exceed $5,000,000 (the “Cap”), (iii) no party shall be responsible, pursuant to Sections 7.01(a) and (b), for any indemnifiable Losses suffered by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, to the extent arising out of any breach of any representation or warranty or covenant or agreement of such party herein unless a claim therefor is asserted within the period specified in Section 7.04 with specificity and in writing by the Indemnified Party, failing which such claim shall be waived and extinguished, (iv) Seller shall not have any

Liability to the extent that any Loss is taken into account in calculating the Final Purchase Price or is reflected in the calculation of the Closing Working Capital of the Acquired Businesses, (v) Seller shall not have any Liability for any indemnifiable Loss suffered by the Buyer Indemnified Parties to the extent arising out of any breach of any representation or warranty relating to the Knowledge of Seller where any party identified by name in the definition of Knowledge of Seller set forth in Section 9.06 hereof will be employed by Buyer after the Closing, and (vi) no party shall be responsible for any indemnifiable Loss suffered by an Indemnified Party to the extent arising from (A) a change in accounting or taxation law, policy or practice made after Closing, other than a change required to comply with any law, policy or practice in effect at the date hereof, or (B) any legislation not in force at Closing or any change of law or administrative practice which takes effect retroactively or occurs as a result of any increase in the rates of taxation in force at the date hereof.

(b) Buyer acknowledges and agrees that, other than the representations and warranties of Seller specifically contained in Article III and in the covenant deed to the Real Property, there are no representations or warranties of Seller or any other person either expressed or implied with respect to the Acquired Businesses, Microform Products, the transactions contemplated hereby, or the Transferred Assets or Assumed Liabilities, individually or collectively. Without limiting the foregoing, Buyer acknowledges that Buyer, together with its advisors, has made its own investigation of the Transferred Assets, the Assumed Liabilities and the Acquired Businesses and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise), or the viability or likelihood of success, of the Acquired Businesses, except as expressly provided in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that, except as expressly provided in this Agreement, Seller does not make any representations or warranties relating to the maintenance, repair, condition, design, performance or marketability of any Transferred Asset, including merchantability of fitness for a particular purpose. BUYER ACKNOWLEDGES AND AGREES THAT IT SHALL OBTAIN RIGHTS IN THE TRANSFERRED ASSETS IN THEIR PRESENT CONDITION AND STATE OF REPAIR “AS IS” AND “WHERE IS”, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT. Except as expressly set forth in this Agreement or any other Transaction Agreement, Buyer acknowledges and agrees that it shall have no claim or right to indemnification pursuant to this Article VII (or otherwise) with respect to any information, documents or materials furnished to or for Buyer by Seller, any of its Affiliates, or any of its or their officers, directors, employees, agents or advisors, regarding the Acquired Businesses and the Transferred Assets provided to Buyer and any information, documents or material made available to Buyer in any “data room”, management presentation or any other form in expectation of the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud).

(c) Buyer further acknowledges and agrees that, except as set forth in Section 5.03 hereof and except as hereafter provided in this subsection (c) with respect to the Promissory Note, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Acquired Businesses, the transactions contemplated hereby and the Transferred Assets (other than claims of or causes of action arising from fraud) shall be pursuant to the indemnification provisions set forth in this Article VII or in the covenant deed to the Real Property. In furtherance of the foregoing, Buyer hereby waives any and all rights, claims and causes of action (other than claims of, or causes of action arising from fraud) that it or any other Buyer Indemnified Party may have against Seller or any of its Affiliates arising out of this Agreement and under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise including with respect to environmental matters generally and any matters under the Comprehensive Environmental Response, Compensation, and Liability Act (except pursuant to the indemnification provisions set forth in this Article VII). Notwithstanding the foregoing, upon notice to Seller specifying in reasonable detail the basis therefor, and Seller having a reasonable period of time to cure the alleged basis for any setoff (such time not to exceed 15 days), Buyer may setoff any amount to which it may be entitled under this Article VII against amounts otherwise payable under the Promissory Note.

(d) The remedies and means of recourse between the parties with respect to the subject matter of each Transaction Agreement are provided by such Transaction Agreement and not by this Agreement.

(e) Each of the parties hereto, on behalf of itself and its officers, directors, employees, shareholders, partners, affiliates, agents or representatives (collectively, such party’s “Representatives”) agrees not to bring any actions or proceedings, at law, in equity or otherwise, against any other party or its Representatives, in respect of any breaches or alleged breaches of any representation, warranty or other provision of this Agreement, or otherwise in respect of the transactions contemplated hereby, in a manner inconsistent with the provisions of Section 7.03(c).

Section 7.04    Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Sections 7.01(a) and (b) and shall terminate at the close of business on March 1, 2007; provided that representations and warranties set forth in Sections 3.02 (Authorization), 3.06 (Title to Transferred Assets), 3.12 (Taxes), 3.15 (Environmental), and 4.02 (Authorization) shall survive the Closing until the date which is sixty (60) days after the date on which the respective applicable statute of limitations has expired or indefinitely if no statute of limitations applies. Claims related to fraud or willful misconduct shall survive indefinitely. Except as set forth in this Section 7.04, the covenants and agreements of the parties hereto shall remain in full force and effect in accordance with their terms until fully performed or fulfilled.

Section 7.05    Limitations on Damages. Notwithstanding anything to the contrary in this Agreement, in no event shall either party be liable for special, indirect, incidental, punitive or consequential damages of the other party (including damages for loss of business profits, lost opportunities, business interruption or any other loss), whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties hereunder, even if such party has been advised of the possibility of such damages; provided that nothing in this Section 7.05 shall preclude any recovery by an Indemnified Party against an Indemnifying Party for Third Party Claims.

Section 7.06    Limitations on Environmental Claims.

(a) Notwithstanding anything contained herein to the contrary, in no event shall the Seller have any indemnification obligations with respect to any of the following: (i) any Environmental Claim brought or caused to be asserted by Buyer or by any affiliate, officer, director, employer, shareholder, subsidiary, successor, agent or representative of Buyer (each a “Related Party”) other than a notice or request for indemnification from Buyer or a Related Party in connection with an Environmental Claim otherwise subject to Seller’s indemnification obligations hereunder; (ii) any Environmental Claims or other obligations under Environmental Laws arising out of Buyer’s operation of the Real Property, or the Business after the Closing Date or actions by Buyer that exacerbate (only to the extent of such exacerbation); (iii) any Environmental Claims or other obligations under Environmental Laws arising out of or resulting from changes in Environmental Laws after the Closing Date; (iv) any costs, expenses or other losses incurred by Buyer in the performance by Buyer or any Related Party of response activities, remediation or cleanup of the Real Property (in the event Seller does not elect to assume the defense as provided in Section 7.06(b)) to a standard more stringent than the least stringent standard applicable to the Real Property and the Business, as they are being operated as of the Closing Date (except where a more stringent standard is required by a governmental entity or a governmental or court order) or as the parties may otherwise agree under Section 7.02; (v) any Environmental Claims or obligations under Environmental Laws resulting from or arising in connection with Buyer’s failure to comply with the covenant set forth in Section 5.09 regarding obtaining a BEA; or (vi) any claim for diminution in value of the Real Property.

(b) Seller may elect to assume the defense of an Environmental Claim or the performance of an obligation of Buyer under Environmental Laws pursuant to the procedures set forth in Section 7.02(b). In such event, Buyer shall provide Seller and its agents, contractors, representatives and employees (“Agents”) access to the Real Property as Seller deems reasonable, necessary or appropriate to satisfy the Environmental Claim and the Buyer shall cooperate fully with the Seller in connection with those activities. Seller and its Agents agree to perform all activities on the Real Property in a safe and lawful manner and at times and in a manner that does not unreasonably interfere with Buyer’s use of the Real Property or its conduct of the Business thereon. Seller agrees to provide Buyer with copies of all non-privileged and non-confidential final reports, data and other material documents that Seller prepares in connection herewith and any other documents its receives from Governmental Entity. Seller shall promptly remove from the Real Property and dispose of in compliance with Environmental Laws, any waste or debris generated by or resulting from Seller or its Agents’ activities on the Real Property. Upon completion of Seller’s activities on the Real Property, Seller agrees to restore the Real Property to substantially its pre-access condition, subject to Buyer’s reasonable approval. . Seller agrees to be responsible for any damage to any person or to the Real Property arising out of the negligent or willful acts or omissions of Seller or its Agents. The Buyer agrees to cooperate with the Seller in the recording or development of any deed or use restrictions or other institutional controls in connection with Seller’s performance of its indemnification obligations hereunder, so long as such deed or use restrictions or other institutional controls do not materially interfere with the Buyer’s use or operation of the Real Property in the conduct of the Business as it is currently being conducted. Buyer shall be notified and approve in writing, such approval not to be unreasonably withheld or delayed, of any proposed resolution of an Environmental Claim by Seller involving any deed, property use restriction, other institutional controls or on-going monitoring obligations; Buyer’s refusal to approve any such proposed resolution that does not materially interfere with the Buyer’s use or operation of the Real Property in the conduct of the Business as it is currently being conducted shall be deemed to be unreasonable.

ARTICLE VIII

TAX MATTERS

Section 8.01    Transfer Taxes. Buyer shall pay all sales, documentary, use, registration, excise and transfer taxes (other than as set forth in this Section 8.01 with respect to the Real Property) and related fees (including any penalties, interest or additions to such taxes) arising from the transfer of the Transferred Assets or otherwise in connection with this Agreement. Buyer and Seller shall bear equally any transfer taxes and related fees arising from the transfer of the Real Property.

Section 8.02    Allocation of Purchase Price. The Purchase Price shall be allocated among the Transferred Assets in accordance with the fair market values detailed in Schedule 8.02 hereof. Seller and Buyer agree to report the allocation as provided in the applicable sections of the Code and the rules and regulations promulgated thereunder and in accordance with such allocation and agree to prepare and file all income tax returns in a manner consistent with such allocation. Any subsequent adjustments to the Purchase Price shall be allocated in accordance with this Section 8.02.

Section 8.03    Apportioned Obligations. Utilities shall be allocated between the parties as of the Effective Time, such that Seller shall be responsible for the period prior to the Closing Date (“Pre-Closing Tax Period”) and Buyer shall be responsible for the period from and after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”). All ad valorem real estate and personal property Taxes, if any, on the Transferred Assets which have become a lien on the Transferred Assets prior to the Closing Date shall be paid in full by Seller. Notwithstanding the foregoing, all current real estate Taxes (those which first became due and payable with respect to the Real Property in the twelve month period prior to the Closing Date), shall be prorated as of the Closing Date and shall be allocated to Buyer or Seller, as the case may be, according to the due date basis of the Taxing authority, without regard to when said Taxes became a lien under P.A. 80 and 279 of 1994, and without regard to the fiscal year of any taxing authority. For purposes of this Paragraph, all such Taxes shall be considered to be paid prospectively and not in arrears. All personal property taxes shall be apportioned between Seller and Buyer based on the number of days of the taxable period prior to the Closing Date and the number of days the taxable period after the Closing Date with the Seller responsible for the period prior to the Closing Date and the Buyer responsible for the period after the Closing Date. To the extent feasible, the pro rations shall be made as part of the Closing.

Buyer shall assume and pay all payback agreements, capital improvement contribution agreements, any Tax and other payment obligations, including, without limitation, any special assessments or general assessments (whether paid in installments or otherwise) relating to the

Transferred Assets which first become due and payable after the Closing Date, regardless of whether they have been imposed and/or have become a Lien prior to the Closing.

ARTICLE IX

MISCELLANEOUS

Section 9.01    Expenses. Each of the parties hereto shall pay its own legal, accounting and other fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and the consummation of the transactions contemplated hereby and any other costs and expenses incurred by such party, except as otherwise expressly set forth herein.

Section 9.02    Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that receipt of the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

Notices to Seller:

Todd W. Buchardt

General Counsel

ProQuest Company

P.O. Box 1346

777 Eisenhower Parkway

Ann Arbor, MI 48106

Facsimile: (734) 997-4040

With copy to:

Barbara A. Kaye

Dykema Gossett PLLC

2723 South State Street

Suite 400

Ann Arbor, MI 48104

Facsimile: (734) 214-7696

Notices to Buyer:

Daniel C. Arbour

National Archive Publishing Company

300 North Zeeb Road

Ann Arbor, Michigan 48103

Facsimile: (734) 975-6271

With copy to:

Timothy R. Damschroder

Bodman LLP

110 Miller

Suite 300

Ann Arbor, MI 48104

Facsimile: (734) 930-2494

Either party may, by notice given in accordance with this Section 9.02, specify a new address for notices under this Agreement.

Section 9.03    Entire Agreement; Amendment, Waiver. This Agreement and the exhibits and schedules annexed hereto, and the other Transaction Agreements constitute the entire understanding between the parties with respect to the subject matter hereof, and supersede all other understandings and negotiations with respect thereto. This Agreement may be amended only in a writing signed by both parties hereto. Any provision of this Agreement may be waived only in a writing, which writing may be signed only by the party granting such waiver. No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.

Section 9.04    Severability. In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability without invalidating or affecting the remaining provisions hereof or affecting the validity, ‘legality or enforceability of such provision in any other jurisdiction.

Section 9.05    Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by either party hereto without the prior written consent of the other party hereto except that the Buyer may collaterally assign its rights hereunder to the lenders in connection with the Financing. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment or transfer in violation of this Section 9.05 shall be void.

Section 9.06    Certain Definitions; Interpretation. For all purposes hereof:

“Acquired Businesses” shall have the meaning set forth in the Recitals to this Agreement.

“Adjusted Purchase Price” shall have the meaning set forth in Section 2.06 of this Agreement.

“Affiliate” of any party means any person or entity controlling, controlled by or under common control with such party.

“Apportioned Obligations” shall have the meaning set forth in Section 8.03 of this Agreement.

“Arbitration Notice” shall have the meaning set forth in Section 9.10 of this Agreement.

“Assumed Liabilities” shall have the meaning set forth in Section 1.04 of this Agreement.

“Basket” shall have the meaning set forth in Section 7.03 of this Agreement.

“Books and Records” shall have the meaning set forth in Section 1.01 of this Agreement.

“Business Day” means any day on which banks are not required or authorized to close for business in Ann Arbor, Michigan other than Saturday or Sunday.

“Business Employee” shall have the meaning set forth in Section 3.13 of this Agreement.

“Business Material Adverse Effect” means a material adverse effect on the Transferred Assets or Assumed Liabilities, financial condition or results of operations of the Acquired Businesses, in each case, taken as a whole, excluding in any case any effects to the extent resulting from (i) changes in the United States economy in general, (ii) changes in the Acquired Businesses’ respective industry in general and not specifically relating to the Acquired

Businesses (other than any change in applicable Law after the date hereof, excluding any such change that has been proposed and is pending in Congress or any federal, state, local or foreign legislative or rule-making body) or (iii) the execution of the Agreement (including the identity of Buyer) or any of the agreements or other documents contemplated hereby and the consummation of the transactions contemplated hereby.

“Business Systems Replacement Software” means the customizations, modifications and configurations to J.D. Edwards, Siebel and Web Methods which allow a single point of contact for order processing and fulfillment, title management, product maintenance and contract management, but only as it relates to Periodicals in Microform. Newspapers has title and contract data in Siebel; Dissertations, Research Collections and Books on Demand are not included in this implementation. The term Business Systems Replacement Software does not expand to cover Financials or Royalty tracking.

“Buyer” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Buyer 401(k) Plan” shall have the meaning set forth in Section 6.03 of this Agreement.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 7.01 of this Agreement.

“Buyer Competitive Activities” shall have the meaning set forth in Section 5.04 of this Agreement.

“Cap” shall have the meaning set forth in Section 7.03 of this Agreement.

“Claims” shall have the meaning set forth in Section 1.01 of this Agreement.

“Closing” shall have the meaning set forth in Section 2.01 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 2.01 of this Agreement.

“Closing Date Payment” shall have the meaning set forth in Section 1.05 of this Agreement.

“Closing Working Capital of the Acquired Businesses” shall have the meaning set forth in Section 2.04 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all information or material disclosed or provided to Buyer (either before or after the date hereof), concerning any aspect of the business or affairs of the Seller or its “affiliates” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934), including without limitation, any information or material pertaining to any purchasing, financial or sales information, manufacturing requirements, ideas, concepts, designs, customer lists, methods, applications, processes, technology, know-how, specifications, drawings, techniques, or materials, including modifications, improvements or extensions thereof whether or not reduced to tangible form, relating to the businesses of Seller, whether or not marked or designated as “Confidential”, “Proprietary” or the like, in any form, including electronic or optical data storage and retrieval mechanisms, and including all forms of communication, including without limitation, physical demonstrations, in-person conversations and telephone conversations, email and other means of information transfer such as facility tours, regardless of whether any such information is protected by applicable trade secret or similar laws but expressly excluding any of the foregoing related to the Acquired Business.

“Continuation Period” shall have the meaning set forth in Section 6.02 of this Agreement.

“Contracts” shall have the meaning set forth in Section 1.01 of this Agreement.

“Coursepacks” shall have the meaning set forth in the Recitals to this Agreement.

“Current Assets” shall have the meaning set forth in Section 2.04 of this Agreement.

“Current Liabilities” shall have the meaning set forth in Section 2.04 of this Agreement.

“Deferred Liability Adjustment Statement” shall have the meaning set forth in Section 2.05 of this Agreement.

“Deferred Liability Adjustment” shall have the meaning set forth in Section 2.05 of this Agreement.

“Delayed Transferred Employee” shall have the meaning set forth in Section 6.01 of this Agreement.

“Digitization” means the process of transforming a physical document (paper or film source) to a digital master image (for the purposes of these agreements standards such as TIFF or JPEG are the recognized file formats resulting from this process).

“Dispute” shall have the meaning set forth in Section 9.10 of this Agreement.

“Effective Time” shall have the meaning set forth in Section 2.01 of this Agreement.

“Electronic Rights” means all rights to create and/or render (including reproduction and distribution) a Periodical in a digital or other electronic format which is not (other than for storage) the creation of a physical medium.

“Employee Pension Benefit Plan” shall have the meaning set forth in Section 3.15 of this Agreement.

“Employee Welfare Benefit Plan” shall have the meaning set forth in Section 3.15 of this Agreement.

“Environmental Claims” shall mean all administrative, regulatory or judicial actions, suits, demands, demand letters, requests for information, claims, liens, notices of non-compliance or violation, investigations or proceedings relating to Environmental Laws by (a) governmental or regulatory authorities for enforcement, cleanup, cost recovery, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Laws, and (b) any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment

“Environmental Laws” shall have the meaning set forth in Section 3.15 of this Agreement.

“Estimated Deferred Liability Adjustment” shall have the meaning set forth in Section 2.05 of this Agreement.

“Estimated Working Capital Adjustment” shall have the meaning set forth in Section 2.04 of this Agreement.

“Estimated Working Capital of the Acquired Businesses” shall have the meaning set forth in Section 2.04 of this Agreement.

“Excluded Assets” shall have the meaning set forth in Section 1.02 of this Agreement.

“Facility” shall have the meaning set forth in the Recitals to this Agreement.

“Facility Purchase Price” shall have the meaning set forth in Section 1.05 of this Agreement.

“Final Purchase Price” shall have the meaning set forth in Section 2.06 of this Agreement.

“Financing” shall have the meaning set forth in Section 4.06 of this Agreement.

“Governmental Entity” means federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over a Person.

“Hazardous Substances” shall have the meaning set forth in Section 3.15 of this Agreement.

“Incentive Plans” shall have the meaning set forth in Section 6.02 of this Agreement.

“including” means including, without limitation.

“Indemnified Party” shall have the meaning set forth in Section 7.02 of this Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 7.02 of this Agreement.

“Independent Auditor” shall have the meaning set forth in Section 2.04 of this Agreement.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations; (ii) all trademarks, service marks, trade dress, logos, trade names, slogans, Internet domain names, Internet addresses, corporate names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations and including all associated goodwill, and all applications, registrations and renewals; (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals; (iv) all mask works and all applications, registrations and renewals; (v) all trade secrets and confidential business information, including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals; (vi) all computer software, including all source code, object code, executable code, firmware, development tools, files, records, data, data bases and related documentation, regardless of the media on which it is recorded, and all Internet sites (and all contents of the sites); (vii) all advertising and promotional materials; (h) all other proprietary rights; (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (ix) the right to bring suit and collect damages for all past infringements for each of the foregoing, including all rights to sue and seek recovery for damages, attorneys’ fees and costs, and any and all equitable remedies, including injunctive relief.

“Interim Statements” shall have the meaning set forth in Section 3.04 of this Agreement.

“Inventory” shall have the meaning set forth in Section 1.01 of this Agreement.

“Knowledge” of Seller means the actual knowledge of Scott Hirth, Joe Mills, Tim Mitchell, Tyler Steben, Bill Rozek, Kevin Norris, Scott Riggs and Elizabeth Woodall.

“Law” means any law, judgment, order or decree, statute, law (including common law), rule, regulation or ordinance or other governmental requirement.

“Lease” shall have the meaning set forth in Section 2.02 of this Agreement.

“Liability” means any liability, commitment or obligation of whatever kind or nature (whether known or unknown, whether express or implied, whether primary or secondary, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Licensed-In Intellectual Property” shall have the meaning set forth in Section 3.11 of this Agreement.

“Liens” shall have the meaning set forth in Section 3.03 of this Agreement.

“Losses” shall have the meaning set forth in Section 7.01 of this Agreement.

“Manufacturing Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Microform Products” shall mean newspapers, dissertations, Research Collections, Periodicals and any other microform materials.

“Notice of Objection” shall have the meaning set forth in Sections 2.04 and 2.05, as applicable, of this Agreement.

“Opportunity” shall have the meaning set forth in Section 5.04(b).

“Periodical” is a scholarly journal or any magazine which is published on a periodical basis, which is part of the microform product masters produced by Seller prior to the date of Closing, expressly excluding newspapers and Research Collections.

“Periodicals Microform Business” shall have the meaning set forth in the Recitals to this Agreement.

“Permitted Liens” shall have the meaning set forth in Section 3.07 of this Agreement.

“Permits” shall have the meaning set forth in Section 1.01 of this Agreement.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Post-Closing Tax Period” shall have the meaning set forth in Section 8.03 of this Agreement.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 8.03 of this Agreement.

“Production Assets” shall have the meaning set forth in the Recitals to this Agreement.

“Promissory Note” shall have the meaning set forth in Section 1.05(a) of this Agreement.

“ProQuest Retained Microform Products” shall mean newspapers, dissertations, Research Collections and any other microform materials currently owned by Seller other than the Periodicals, and produced by Seller prior to the date of Closing or produced by Buyer under the Manufacturing Agreement.

“Purchase Price” shall have the meaning set forth in Section 1.05 of this Agreement.

“Real Estate Encumbrances” shall have the meaning set forth in Section 3.17 of this Agreement.

“Real Property” shall have the meaning set forth in Section 1.01 of this Agreement.

“Research Collection” means any aggregation of scholarly material assembled into a research collection which may incidentally be comprised of or contain content originally published as a Periodical.

“Requisite Information” has the meaning set forth in Section 5.04(b).

“Restricted Periods” shall have the meaning set forth in Section 5.05 of this Agreement.

“Retained Business” shall have the meaning set forth in the Recitals to this Agreement.

“Retained Liabilities” shall have the meaning set forth in Section 1.04 of this Agreement.

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Seller Competitive Activities” shall have the meaning set forth in Section 5.03 of this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 7.01 of this Agreement.

“Seller’s Software” shall have the meaning set forth in Section 3.11 of this Agreement.

“Software License Agreement” shall have the meaning set forth in Section 2.02 of this Agreement.

“Solicit or Hire” shall have the meaning set forth in Section 5.05 of this Agreement.

“Tangible Assets” shall have the meaning set forth in Section 1.01 of this Agreement.

“Target Working Capital of the Acquired Businesses” shall have the meaning set forth in Section 2.04 of this Agreement.

“Taxes” shall have the meaning set forth in Section 3.12 of this Agreement.

“Taxing Authority” shall have the meaning set forth in Section 3.12 of this Agreement.

“Trademark License Agreement” shall have the meaning set forth in Section 2.02 of this Agreement.

“Transaction Agreements” means this Agreement and the other documents referenced in Section 2.02.

“Transferred Assets” shall have the meaning set forth in Section 1.01 of this Agreement.

“Transferred Contracts” shall have the meaning set forth in Section 1.01 of this Agreement.

“Transferred Employees” shall have the meaning set forth in Section 6.01 of this Agreement.

“Transferred Intellectual Property” shall have the meaning set forth in Section 1.01 of this Agreement.

“Transferred Leave” shall have the meaning set forth in Section 6.08 of this Agreement.

“Transitional Services Agreement” shall have the meaning set forth in Section 2.02 of this Agreement.

“UMI” shall have the meaning set forth in Section 1.02 of this Agreement.

“Vault” shall have the meaning set forth in Section 1.01 of this Agreement.

“WARN Act” shall have the meaning set forth in Section 6.07 of this Agreement.

“Worker’s Compensation Event” shall have the meaning set forth in Section 6.06 of this Agreement.

“Working Capital Statement” shall have the meaning set forth in Section 2.04 of this Agreement.

“Working Capital” shall have the meaning set forth in Section 2.04 of this Agreement.

“XanEdu Business” shall have the meaning set forth in the Recitals to this Agreement.

“XIP” shall have the meaning set forth in Section 1.01(ix) of this Agreement.

Section 9.07    Disclosure. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed for purposes of this Agreement, whether or not a specific cross-reference appears. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information, including the specification of any dollar amount, shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information).

Section 9.08    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to principles of conflicts of law.

Section 9.09    Dispute Resolution. Each party irrevocably agrees that any legal action, suit or proceeding against either of them with respect to its obligations or Liability under or arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise), including the interpretation of any provision of this Agreement or any agreement incorporated herein (“Dispute”), shall upon the written request of any party hereto, be referred to the chief financial officer of each party or their respective designees. The chief financial officers or their respective designees shall promptly meet in good faith to resolve the Dispute. If the chief financial officers or their designees do not agree upon a resolution within thirty (30) calendar days after the reference of the matter to them, any party hereto shall be free to exercise the remedies available to it under this Section. The parties hereto agree that if a Dispute arises between them which is not resolved by good faith negotiation as provided above, then such

Dispute, upon ten (10) days’ prior written notice from one party to the other of its intent to arbitrate (an “Arbitration Notice”), shall be determined by arbitration conducted in accordance with then-existing Commercial Arbitration Rules of the American Arbitration Association, and any decision rendered by the arbitrator(s) shall be final and binding upon the parties; and, judgment upon any arbitration award, including an award of damages, may be entered in any court having jurisdiction thereof. Nothing contained in this Section 9.09 shall preclude any party hereto from seeking or obtaining from a court of competent jurisdiction (i) injunctive relief, or (ii) equitable or other judicial relief to specifically enforce the provisions hereof or thereof or to preserve the status quo prior to the event(s) leading to the Disputes hereunder provided such relief has been awarded as an interim measure or otherwise by the arbitrator. Subject only to the foregoing, no such Dispute shall be made the subject of an action in a court of law or equity by any party hereto but shall be submitted to arbitration and finally determined in accordance with the provisions of this Section 9.09. Such arbitration shall be conducted by the American Arbitration Association in Ann Arbor, Michigan, or in the next closest office of the American Arbitration Association, in accordance with the Commercial Arbitration Rules of the American Arbitration Association existing at the date of submission of the Dispute to arbitration; provided, however, the parties shall be entitled to conduct reasonable discovery pursuant to the Michigan Court Rules of 1985, as amended. If the Award requested in the arbitration of the Dispute exceeds $150,000 then the American Arbitration Association shall appoint three arbitrators to decide the Dispute. Each party shall pay its own attorneys fees’ and expenses and each party shall pay one-half of the costs and expenses of the arbitrator and tribunal. Any arbitration award shall be final, binding and enforceable against the parties hereto and judgment may be entered thereon in any court of competent jurisdiction. Notwithstanding any provision of the foregoing, this Section 9.09 shall not apply with respect to Section 5.03 or Section 5.04 hereof.

Section 9.10    Service of Process. Each of the parties hereto irrevocably consents to the service of any and all legal process, summonses, notices and other documents which may be served in any action, suit or proceeding referred to in Section 9.10 above, which service may be made by mailing a copy of such process by certified or registered mail, postage prepaid, to the party to be served at its address as provided in Section 9.02 hereof, with such service to be effective upon receipt.

Section 9.11    No Third-Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto, any legal or equitable rights hereunder; provided, however, that Buyer’s agreement to the provisions of Article VI is given by Buyer on the express understanding that if Buyer is in breach of any of the provisions thereof, Seller may, in its absolute discretion and without limitation, seek to enforce compliance with such provisions by Buyer by applying to a court of competent jurisdiction for damages and/or specific performance; provided further that Buyer expressly agrees that Seller may seek to enforce Buyer’s compliance with the provisions of Article VI for the benefit of any Business Employee (or beneficiary or dependent thereof) notwithstanding that Seller may not itself have suffered any actual damages as a result of Buyer’s noncompliance.

Section 9.12    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

PROQUEST INFORMATION AND LEARNING COMPANY

By:	/S/ SCOTT HIRTH
Scott Hirth
Its:	Vice President, Finance/CFO

NATIONAL ARCHIVE PUBLISHING COMPANY

By:	/S/ DANIEL C. ARBOUR
Daniel C. Arbour
Its:	President